EXHIBIT 10.2

                            ALADDIN MIDDLE EAST LTD.

                            ERSAN PETROL SANAYII A.S.

                               AVENUE ENERGY INC.








                            JOINT OPERATING AGREEMENT

                            LICENSE AR/AME - EPS 3462
                            GAZIANTEP, S.E. ANATOLIA
                               REPUBLIC OF TURKEY

                                TABLE OF CONTENTS

JOINT OPERATING AGREEMENT

ARTICLE                                                                PAGE

1.            Definitions and Interpretations........................... 2
2.            Scope of Understanding and Duration....................... 9
3.            Interest of the Parties...................................10
4.            Operator..................................................14
5.            Authorities and Duties of Operator........................17
6.            Rights of the Parties.....................................25
7.            Insurance and litigation..................................26
8.            The Operating Committee...................................29
9.            Exploration Programs and Budgets..........................34
10.           Appraisal Programs and Budgets............................36
11.           Development Programs and  Budgets.........................38
12.           Production Programs and Budgets...........................42
13.           Sole Risk Projects........................................43
14.           Accounting................................................56
15.           Default...................................................56
16.           Disposal of Petroleum.....................................60
17.           Confidentiality...........................................61
18.           Public Announcements......................................63
19.           Outgoings.................................................63
20.           Covenant, Undertaking and Relationship....................64
21.           Assignment and Encumbrances...............................66
22.           Withdrawal................................................68
23.           Force Majeure.............................................71
24.           Applicable law and Arbitration............................71
25.           Notices...................................................72
26.           Miscellaneous.............................................74
Signing Page............................................................75
Schedule 1 - Accounting Procedure

                            JOINT OPERATING AGREEMENT

THIS AGREEMENT is made the 20th day of December 2002

BETWEEN:

ALADDIN MIDDLE EAST LTD, a corporation organized and existing under the laws of the State of Delaware in the U.S.A., having offices in the city of Ankara and in the city of Wichita, Kansas, (hereinafter referred to as "AME");

AND

ERSAN PETROL SANAYII A.S., a corporation existing under the laws of the Republic of Turkey, having its head office in the city of Ankara ("ERSAN");

AND

AVENUE ENERGY INC., a corporation organized and existing under the laws of the State of Delaware in the U.S.A., having offices at Sherman Oaks, CA, USA at 15303 Ventura Blvd., 9th Fl. Sherman Oaks, CA, USA and in Australia at 34-36 Punt Road, Windsor, Melbourne, Australia (hereinafter referred to as "AVENUE").

RECITALS

A. The Parties are the holders of License AR/AME - EPS 3462 in the Gaziantep Petroleum District of South East Anatolia, Republic of Turkey, AVENUE having acquired its 45% Percentage Interest in the License under a Farmin and Participation Agreement dated 14 November 2002 between the Parties and certain other parties.

B. The Parties desire to provide for the exploration, development, production and operation of the License Area and to define their respective rights and obligations in respect thereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and obligations herein contained and to be performed, IT IS AGREED by and between the Parties AS FOLLOWS:

1.       DEFINITIONS AND INTERPRETATIONS

In this Agreement:

"ACCOUNTING PROCEDURE" means the Accounting Procedure set out in Schedule 1 hereto;

"ADVANCE" means each payment of cash required to be made pursuant to a Cash
Call,

"AFE" means authorisation for expenditure;

"AFFILIATE" means, with respect to any Person, any other Person that (a) owns or controls the first Person, (b) is owned or controlled by the first Person, or
(c) is under common ownership or control with the first Person, where 'own' means a direct or indirect ownership of more than 50% of the equity interests or rights to distributions on account of equity of the Person and 'control' means the direct or indirect power to direct the management or policies of the Person, whether through the ownership of voting securities, by contract, or otherwise; notwithstanding the foregoing, each member of SGC is deemed to be an Affiliate of each other member of SGC for the purposes of this Agreement;

"APPRAISAL WELL" means a well drilled to determine or further evaluate the extent size or nature of a hydrocarbon accumulation in a geological formation contained in a trap, structure or closure in which a Discovery has been made by a previous Exploration Well drilled (whether within or outside the License Area) on such trap, structure or closure;

"BASE RATE" means the prime rate of interest for Dollars in effect at the Bank of America, or, if no such rate is available for Bank America, such other major US clearing bank with offices in New York, NY as the Parties (other than any Defaulting Party and its Affiliates) may select, at 10:00 a.m. New York, NY, time on the day in question: in respect of Non-Working Days the rate set for the immediately preceding Working Day will apply;

"BUDGET" means any budget in respect of a Program;

"CAPITAL EXPENDITURE" means costs and expenditures incurred in but not limited to the following operations: the drilling of all wells (including testing, if applicable, plugging and abandoning), development feasibility studies, the design, construction, installation, acquisition, replacement or final abandonment of any permanent facilities, permanent additions to Joint Property and administrative costs directly attributed to such functions;

"CARRIED INTEREST" has the meaning specified in Article 3.2;

"CASH CALL" means any request to the parties for the payment of cash made by Operator in accordance with the provisions of the Accounting Procedure in connection with the Joint Operations or, where the context so requires, to the Sole Risk Party in connection with any Sole Risk Project;

"COMMUNICATION" has the meaning specified in Article 25.1;

"CONVERSION RATE" means the conversion rate as published in the Wall Street Journal for the two currencies in question on the relevant date or, if no such rates are quoted on that date, on the immediately preceding Working Day on which such rates were quoted;

"DEFAULTING PARTY" has the meaning specified in Article 15.1;

"DEVELOPMENT WELL" means a well which is drilled for the purpose of producing from and depleting a known Petroleum bearing reservoir or for the purpose of injecting gas or liquid substances into that reservoir to enhance the recovery of Petroleum from that reservoir;

"DISCOVERY" means any discovery of reserves of Petroleum which are tested and produced in the well encountering the same, or if not so tested, are determined by Operating Committee to be capable of being produced;

"DOLLARS" or "$" means dollars of the United States of America;

"ERSAN ROYALTY INTEREST" means the right of ERSAN to a 2.5% overriding royalty interest in Petroleum produced from the Licence Area;

"EXPLORATION WELL" means any well other than an Appraisal Well or a Development Well;

"FARMIN AND PARTICIPATION AGREEMENT" means the agreement referred to in Recital A of this Agreement;

"GOVERNMENT" means the Government of the Republic of Turkey, from time to time, or any relevant agency, division or representative thereof;

"JOINT ACCOUNT" means the account established and maintained by Operator to record all Advances, expenditures and receipts in the conduct of the Joint Operations;

"JOINT OPERATIONS" means all operations relating to the License Area approved, or deemed to be approved, by the Operating Committee and conducted in accordance with this Agreement and in the case of operations under a development Program and Budget means all operations in which all Parties are obliged to participate;

"JOINT PETROLEUM" means all Petroleum produced under the Joint Operations;

"JOINT PROPERTY" means all property, of whatever nature, acquired or held for use in connection with the Joint Operations, but excluding Joint Petroleum and the License;

"LICENSE" means each of:

(a) License AR/AME - EPS 3462 in the Gaziantep Petroleum District of South East Anatolia, Republic of Turkey;

(b) (unless the context otherwise requires) any petroleum lease granted under the Petroleum Law to the Parties in relation to all or part of the License Area;

(c) any other exploration license or petroleum lease granted under the Petroleum Law which the Parties from time to time agree expressly and in writing to bring within the scope of this Agreement,

as any such license or lease may be extended, modified or replaced from time to time;

"LICENSE AREA" means the area for the time being covered by the License;

"MATERIAL" means personal property, equipment or supplies;

"MONTH" means a calendar month;

"NATURAL GAS" means hydrocarbons which at atmospheric conditions of temperature and pressure are in a gaseous phase;

"NET PRE-TAX REVENUE" means sales receipts (net of withholdings and deductions at source and excluding VAT (if any), but before income or corporate tax calculated and chargeable by reference to individual Parties), less:

(a) royalties and similar payments made or due to the Government or under the ERSAN Royalty Interest in respect of such sales or related production; and

(b) operating costs incurred by the Operator and/or the relevant Parties (or any of them) in connection with the production of those receipts (including production and transportation charges, commissions, salaries, fees and expenses chargeable to the Joint Account);

"NGLS" means any hydrocarbon found in Natural Gas which may be extracted or isolated as liquefied Petroleum;

"NON-DEFAULTING PARTY" has the meaning specified in Article 15.1;

"NON-OPERATOR" means a Party other than Operator;

"NON-SOLE RISK PARTIES" has the meaning specified in Article 13.2.5;

"OPERATING COMMITTEE" means the committee established pursuant to Article 8;

"OPERATOR" means the Party from time to time acting as such pursuant to Article
4;

"OUTGOING OPERATOR" has the meaning specified in Article 4.3;

"PARTY" or "PARTIES" means any party or parties to this Agreement and their respective successors and permitted assigns;

"PERCENTAGE INTEREST" means, for each of the Parties, the undivided percentage interest held from time to time by it pursuant to this Agreement in the License, the Joint Property and the Joint Petroleum, as provided in Article 3.1 or, where the context so requires, in any Sole Risk Development;

"PERSON" includes any individual, corporation, company, partnership (general or limited), business trust, or other governmental or non-governmental entity or association;

"PETROLEUM" has the meaning assigned to it under the Petroleum Law;

"PETROLEUM LAW" means Petroleum Law No. 6326 of the Republic of Turkey, as amended from time to time (including by Laws No. 6558, 6987, 1702, 2217 and 2208) and the Petroleum Regulations promulgated thereafter under Government Decree 89/14111 published with the Official Gazette on 17 July 1989 issue no. 20224, as amended from time to time;

"PROGRAM" means any program of operations;

"QUARTER" means a period of three Months ending on 31st March, 3rd June, 30th September, or 31st December in any Year;

"SGC" means the Sayer Group Consortium, consisting of AME, ERSAN,
Transmediterranean Oil Company Ltd and Guney Yildizi Petrol Uretim Sondaj Muteahhitlik ve Ticaret A.S.;

"SOLE RISK DEVELOPMENT" has the meaning specified in Article 13.1;

"SOLE RISK DRILLING" has the meaning specified in Article 13.1;

"SOLE RISK PARTY" has the meaning specified in Article 13.2.3;

"SOLE RISK PROJECT" has the meaning specified in Article 13.1;

"SUB-AREA" means, at any given time, any part of the License Area determined as such by the Operating Committee pursuant to Article 13.2.9, being delineated by surface area but applying only to that interpreted closure of any geological structure or stratigraphic trap in which a reservoir or reservoirs of Petroleum exist, and which is subject to development by less than all Parties pursuant to the terms of this Agreement;

"SUNK COSTS" means the contributions made by a Party on or after 14 November 2002 and in accordance with this Agreement, the Farmin and Participation Agreement or any other Joint Operating Agreement entered into pursuant to the Farmin and Participation Agreement (including, but not limited to, contributions made on behalf of the holder(s) of the Carried Interest) towards the cost and expenses incurred in relation to joint operations on any Exploration Licence or Production Lease in which AVENUE or its Affiliate holds an interest (or has an interest held on its behalf by AME) acquired pursuant to the Farmin and Participation Agreement, and includes (without limiting the generality of the foregoing):

(a) any payment of or in respect of Withholding Tax payable in relation to any such cost or expenses or the contribution of a Party thereto;

(b)      in relation to AVENUE or its Affiliate:

         (i) the full amounts paid pursuant to clauses 3, 4 and 9.3(c) of the Farmin and Participation Agreement;

         (ii) all stamp tax paid by it under or in respect of the Farmin and Participation Agreement or the transaction contemplated therein;

         (iii) all fees, costs or expenses paid under any representation and consulting agreement with Mr O.Sayer relating to the activities contemplated in the Farmin and Participation Agreement; and

         (iv) all fees and expenses paid to the legal advisers to AVENUE and IT Technology Inc in relation to the negotiation, preparation and execution of the Farmin and Participation Agreement and the consummation and closing of the transactions provided for therein; and

(c) in relation to AME and ERSAN, its contributions to the cost and expenses of joint operations incurred in relation to the drilling and other operations and works carried out in relation to either the Tosun-1 Well or the Karakilise-1 Well (both as defined in the Farmin and Participation Agreement) or both, on the basis that, unless otherwise agreed by the Parties and solely for the purposes of clause
         9.3 of the Farmin and Participation Agreement, Article 3.2.5 of this Agreement, and the corresponding provisions of any other applicable joint operating agreement between AME or its Affiliate and Avenue or its Affiliate of the other part (and whether or not other Persons are parties to such agreement), the amount of such contributions shall be deemed in the aggregate to equal one hundred and fifty percent (150%) of the amount of the Sunk Costs claimed and recoverable by AVENUE or its Affiliate in relation to those operations and works;

"WILFUL MISCONDUCT" means in relation to Operator an intentional and conscious or reckless disregard of:

(a) any provision or requirement of this Agreement or, in so far as applicable to the Joint Operations, of applicable law or regulations; or

(b)      any Program, not justifiable by any special circumstances,

by any director, officer, supervisory or management employee, agent or contractor or sub-contractor of Operator or its Affiliates, but shall not include any error in judgement or mistake made by any such person in the exercise, in good faith, of any function, authority or discretion conferred upon Operator;

"WITHHOLDING TAX" means the withholding from the petroleum exploration and production revenues in accordance with Council of Ministers Decree No. 93/5147 published in the Turkish Official Gazette No. 21805(R) dated 30 December 1993, as may be amended, and any other withholding that may be applicable to this Agreement, the activities and payments hereunder or the Parties;

"WORKING DAY" means any day (other than a Saturday or Sunday) on which banks in Ankara, Turkey and New York, NY are generally open for business;

"YEAR" means a calendar year under the Gregorian calendar;

Reference to any statute, statutory provision or statutory instrument includes a reference to that statute, statutory provision or statutory instrument as may from time to time be amended, extended or re-enacted;

Reference to any gender includes a reference to all other genders;

Unless the context otherwise requires reference to any Article is to an article of this Agreement and reference to any Paragraph is to a paragraph of the accounting Procedure;

Reference to the singular includes a reference to the plural and vice versa;

The headings are used for convenience only and shall not affect the construction or validity of this Agreement.

2.       SCOPE OF UNDERSTANDING AND DURATION

2.1      Scope

2.1.1 The scope of this Agreement shall extend to the exploration for and the production of Petroleum under the License and the joint marketing and joint sales of Petroleum so produced, including the manner in which abandonment obligations (whether arising under the License or by law) shall be met and shall include the treatment, storage and transportation of Petroleum within the License Area.

2.1.2 Notwithstanding the foregoing, this Agreement shall not extend to any joint financing arrangements.

2.2.     Understanding

         This Agreement represents the entire Agreement and understanding between the Parties as to the subject matter hereof. There are no verbal understandings, agreements, representations or warranties which are not expressly set forth herein. Notwithstanding the foregoing, the provisions of the Farmin and Participation Agreement remain in full force and effect.

2.3      Commencement and Duration

         This Agreement shall commence on the date first mentioned above and shall, without prejudice to Article 17, continue for so long as the License remains in force and until all Joint Property has been disposed of and final settlement has been made between the Parties in accordance with their respective rights and obligations hereunder.

3.       INTEREST OF THE PARTIES

3.1      Percentage Interests

         Subject to Article 3.2 and to the other terms and conditions of this Agreement, the License, all Joint Property and all Joint Petroleum shall be owned by the Parties, and the Net Pre-tax Revenue derived from the Joint Operations (including the sale of Joint Petroleum by Operator on behalf of the Parties) shall accrue and be allocated to the Parties, and all costs and obligations incurred in the proper conduct of the Joint Operations shall be borne by the Parties, in proportion to their respective Percentage Interests, which at the date hereof are as follows:

                  AME              32.50%
                  ERSAN            32.50%
                  AVENUE           35   %
                                   ------
                  Total            100  %

3.2      Carried Interest

3.2.1 Notwithstanding anything to the contrary in this Agreement, an aggregate 10% Percentage Interest (held initially as to 50% by AME and as to the other 50% by ERSAN) shall be classified as a 'Carried Interest' and shall carry the rights and obligations set out in this
         Article 3.2.

3.2.2 The Carried Interest (or part thereof) held by a Party forms part of the Percentage Interest of that Party and, accordingly, except as expressly provided in this Article 3.2, references in the other provisions of this Agreement to the Percentage Interest of a Party include the Carried Interest (or part thereof) of that Party.

3.2.3 The Carried Interest of a Party may be transferred or otherwise dealt with in accordance with this Agreement as a Percentage Interest, provided that any transfer of a Percentage Interest by a Party holding the Carried Interest (or part thereof) shall clearly identify the extent (if any) to which the Percentage Interest so transferred comprises the Carried Interest (or part thereof) of that Party.

3.2.4 Notwithstanding Article 3.1, the share of any costs or expenses which the holder of the Carried Interest (or part thereof) is or, but for this Article 3.2.4 would be, required under the terms of Article 3.1 to contribute by virtue of the Carried Interest (or part thereof) held by it (being, in the aggregate, 10% of the total costs and expenses the subject of Article 3.1) shall be the responsibility of and advanced by the Parties (in each case by virtue of the Percentage Interests held by them which do not comprise all or part of the Carried Interest) in the following proportions:

                  AME             25 %
                  ERSAN           25 %
                  AVENUE          50 %
                                  ----
                  Total           100%

         To facilitate this arrangement, all Cash Calls relating to the Joint Operations shall include as a separate line item the amount payable by each Party under this Article 3.2.4 in relation to the Carried Interest, and the Operator shall maintain, separately in relation to each Party, and make available to each Party upon request, a record of all amounts advanced by each Party under this Article 3.2.4, the Parties in respect of whom such amounts were advanced, and all payments received by each Party under Article 3.2.5 in respect of amounts so advanced. For the avoidance of doubt:

         (i) a Party shall not be responsible under this Article 3.2.4 for the obligations of another Party in respect of tax, royalties (Government or otherwise) or abandonment costs and provision; and

         (ii) the effect of this Article 3.2.4 (by way of example) is that a Party whose entire Percentage Interest is comprised of the Carried Interest or part thereof shall have no obligation under Article 3.1 or this Article 3.2.4 to contribute to the costs the subject of Article 3.1.

3.2.5 Notwithstanding Article 3.1, if the Joint Operations result in the making of a Discovery and the production for sale of Joint Petroleum, then at any time when the cumulative amount received by a Party, pursuant to clause 5.5(d)(i) or clause 9.3(d)(i) or (ii) of the Farmin and Participation Agreement, this Article 3.2.5 or the equivalent provisions of any other Joint Operating Agreement entered into pursuant to the Farmin and Participation Agreement, by way of recovery of Sunk Costs is less than ten percent (10%) of the cumulative amount of Sunk Costs incurred by that Party (disregarding any such recovery), fifty percent (50%) of the Net Pre-tax Revenue that would, but for this
         Article 3.2.5, accrue to the holder of the Carried Interest (or part thereof) under Article 3.1 by virtue of its holding of the Carried Interest (or part thereof) (being, for the avoidance of doubt, an aggregate 5% of the total amount of Net Pre-tax Revenue) shall instead accrue to the benefit of and be paid to that Party by way of a partial recovery (to the extent of 10%) of such Sunk Costs; provided that if at any one time payments are due under this Article 3.2.5 to more than one Party, the said percentage of such Net Pre-tax Revenue shall be allocated amongst those Parties in proportion to their respective Percentage Interests (disregarding any part thereof comprising the Carried Interest or part thereof). For the avoidance of doubt, while the preceding sentence is in operation, the holder of the Carried Interest (or part thereof) shall continue to be entitled to receive the remaining fifty percent (50%) of the said Net Pre-tax Revenue.

3.2.6 For the purposes of Article 3.2.5, the application of Net Pre-tax Revenue against Sunk Costs shall be made in US$, with any receipts and operating costs used to calculate such Net Pre-Tax Revenue and any such Sunk Costs denominated other than in US$ being notionally converted into US$ at the Conversion Rate applicable on the Business Day next following the date the same are received or, as applicable, incurred (or, if the Conversion Rate is not quoted on the relevant Business Day, on the nearest earlier date upon which a Conversion Rate is so available).

3.2.7 If the holder of the Carried Interest (or part thereof), in its capacity as such, (the "CARRIED INTEREST HOLDER") notifies the other Parties that is wishes to participate in a Sole Risk Project (whether as an original Sole Risk Party or otherwise), the Parties shall meet and use reasonable efforts to agree terms acceptable to all of the Parties which provide for the manner and basis upon which the Carried Interest Holder may so participate, such terms to provide for (inter alia) (i) the funding of the share of the costs and liabilities (actual, contingent and prospective) associated with such Sole Risk Project which are attributable to the Carried Interest or the Percentage Interest of any Party who is not participating in the Sole Risk Project (which Party or Parties, for the avoidance of doubt, shall not be obligated under Article 3 or otherwise to contribute to such costs, either in respect of its own Percentage Interest or in respect of the Carried Interest), (ii) insurance, (iii) the amount of any payments to be made by the Carried Interest Holder to the Sole Risk Parties pursuant to Articles 13.4.1 (where the Carried Interest Holder would be participating other than as an original Sole Risk Party), and
         (iv) the recovery of any payments made by a Sole Risk Party in respect of the costs associated with such Sole Risk Project which are attributable to the Carried Interest. Unless and until such terms are agreed by all of the Parties, the holder of a Carried Interest (or part thereof) shall not, by virtue of that Carried Interest or part thereof, be entitled to initiate a Sole Risk Project or, unless otherwise agreed by the all of the other Sole Risk Parties in that Sole Risk Project, to participate in any Sole Risk Project, and Article
         3.2.4 shall not apply to the funding of a Sole Risk Project in which the holder of a Carried Interest is so allowed to participate. Except as otherwise agreed by the Sole Risk Parties in a Sole Risk Project, the Carried Interest shall be disregarded for the purposes of determining the respective rights and obligations of the Parties under or arising out of Article 13 in relation to that Sole Risk Project.

3.2.8 For the purposes of Articles 8, 9, 10, 11, 12 and 13, any Party which for the time being holds a Percentage Interest which comprises, in part but not in whole, the Carried Interest or part thereof shall be treated as two distinct Parties in respect of a portion of its Percentage Interest corresponding with the Carried Interest or part thereof held by it, of the one part, and the balance of its Percentage Interest, of the other part. Accordingly, such a party may appoint a separate representative to the Operating Committee and vote separately (or have its representative vote separately) in respect of each such interest.

3.3      Withholding tax

         Notwithstanding anything to the contrary in this Agreement, any Withholding Tax incurred in relation to the costs and expenses charged to the Joint Account, or the payments by the Parties (or any of them) in relation thereto, shall ultimately be borne as to 50% percent by AVENUE and as to the remainder by the other Parties, as between them in the same proportions as their respective obligations to fund costs pursuant to Article 3.1 and 3.2.4 (i.e. so that a Party whose entire Percentage Interest is comprised of the Carried Interest or part thereof shall have no obligation under this Article 3.3 to bear or contribute to Withholding Tax).

4.       THE OPERATOR

4.1      Designation

         AME is hereby designated and agrees to act as Operator under and subject to the terms of this Agreement.

4.2      Resignation and Removal

4.2.1 Operator shall have the right to resign at the end of any Month, by giving not less than two hundred and seventy (270) days' notice to the Parties, or such shorter period of notice as the Operating Committee may direct.

4.2.2    Operator may be removed:

         (i) at the end of any Month, if the Operating Committee so decides and gives not less than ninety days' written notice to Operator; or

         (ii) by notice from any Non-Operator (other than a Non-Operator which is an Affiliate of the Operator) if Operator:

                  (a) ceases or threatens to cease to carry on business or a major part thereof;

                  (b) makes an assignment for the benefit of creditors, admits its inability to pay its debts as they become due, or such fact is determined in a judicial proceeding, files or has filed against it a petition in bankruptcy or other similar insolvency proceeding or is adjudicated a bankrupt or insolvent;

                  (c) files a petition seeking for itself any reorganisation, arrangement, composition, readjustment, liquidation, dissolution or other similar arrangement under any present or future statute, law or regulation; or

                  (d) consents to or acquiesces in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its assets or properties, or if it or the holders of its common stock take any action contemplating its dissolution or liquidation; or

         (iii) forthwith upon the Operating Committee so determining and giving written notice to Operator, if:

                  (a) the aggregate of the Percentage Interests of Operator and any Affiliate of Operator is less than fifteen percent (15%); or

                  (b) the Operating Committee determines and notifies Operator that there has been an event of negligence or Wilful Misconduct or a material breach of this Agreement or the License by Operator and Operator fails within twenty eight (28) days after receipt of such notice (or such longer period as may be specified in the said notice) to remedy such breach to the reasonable satisfaction of the other Parties or, if such breach is not capable of remedy, to otherwise restore as nearly as practicable the other Parties to the position they would have been in had the relevant event or breach not occurred.

4.2.3 Subject to the following, Operator shall have no claim against any Party as a result of the resignation or removal of Operator, provided always that any resignation or removal of Operator shall be without prejudice to any rights, obligations or liabilities which accrued during the period when Operator served in that capacity. If Operator resigns before the completion of all working obligations set out in the License or arising under the Petroleum Law in respect of the License, Operator shall not be entitled to any costs or expenses incurred in connection with the change of operatorship, but if Operator resigns thereafter or is removed it shall be entitled to charge the Joint Account any costs or expenses incurred by it as a result of the change of operatorship as may be approved by the Operating Committee (such approval not to be unreasonably withheld).

4.3      Election of Successor Operator

         As soon as practicable after notice is duly given as to the resignation or removal of Operator (hereinafter referred to as "OUTGOING OPERATOR") under Article 4.2, one of the Non-Operators shall, subject to its acceptance of the position under the terms of this Agreement and subject to any necessary approval of the Government, be selected by the Operating Committee to assume the position of Operator upon the effective date of the resignation or removal of the Outgoing Operator, provided that if the Outgoing Operator or any Party which is an Affiliate of the Outgoing Operator either fails to vote or votes for itself or any of its Affiliates as successor to the operatorship, those votes shall be disregarded and the percentage figure set out in Article
         8.4.5 shall apply to the total votes available to the remaining
         Parties.

4.4      Transfer of Responsibilities

4.4.1 Upon the effective date of the resignation or removal of the Outgoing Operator, the Outgoing Operator shall hand over or deliver to, or relinquish custody in favor of, the Non-Operator selected to succeed it as Operator, or if no such selection has yet been made, then to the Non-Operator having the largest Percentage Interest (or, in the event that more than one Non-Operator shall equally hold the largest Percentage Interest, the nominee of the Outgoing Operator among such Non-Operators, all funds relating to the Joint Account, all Joint Property, all Joint Petroleum and all books, records and inventories relating to the Joint Operations other than those books, records and inventories maintained by the Outgoing Operator in its capacity as the owner of a Percentage Interest. The Outgoing Operator shall use its best efforts to transfer to the aforesaid Non-Operator, effective as of the effective date of such resignation or removal, its rights as Operator under all contracts exclusively relating to the Joint Operations and the aforesaid Non-Operator shall assume all obligations of Operator thereunder (other than obligations arising or relating to any period or time prior to such effective date). Pending such transfer and in relation to all other contracts relating to the Joint Operations (to the extent they so relate), the Outgoing Operator shall hold its rights and interests as Operator from such effective date for the account and to the order of the aforesaid Non-Operator and the Parties shall, from such effective date, indemnify and hold harmless the Outgoing Operator from all obligations thereunder except and to the extent that the same devolve upon the Party which is the Outgoing Operator in its capacity as the holder of a Percentage Interest or arise from any default, negligence or Wilful Misconduct of the Outgoing Operator in its capacity as Operator occurring prior to the effective date of its resignation or removal as Operator.

4.4.2 As soon as practicable after the date on which the Outgoing Operator is required to transfer its responsibilities as provided in Article 4.4.1, the Parties shall audit the Joint Account and conduct an inventory of all Joint Property and all Joint Petroleum and such inventory shall be used in the return of and the accounting for the said Joint Property and Joint Petroleum by the Outgoing Operator for the purposes of the transfer of responsibilities under this Article 4. All costs and expenses incurred in connection with such audit and inventory shall be for the Joint Account.

5.       AUTHORITIES AND DUTIES OF OPERATOR

5.1      Right

5.1.1 Subject to this Agreement, Operator has the right and the obligation to conduct Joint Operations by itself, or through its agents or its contractors, subject to the overall supervision and control of the Operating Committee. Such right shall not be assigned without the written consent of the Non-Operators and any necessary consent of the Government, provided that the Non-Operators shall not withhold their consent in the case of an assignment to an Affiliate of Operator which has demonstrated to the satisfaction of the Non-Operators its financial and technical capability to perform the functions of Operator hereunder and which enters into a written instrument accepting and assuming all of the obligations of Operator under this Agreement.

5.1.2 If Operator conducts any or all of the Joint Operations through its agents, contractors or Affiliates, Operator shall nevertheless remain responsible to the Parties for such operations as Operator, as and to the extent provided in this Agreement.

5.2      Responsibility

5.2.1 Subject to the term and conditions of this Agreement and to the overall supervision and control of the Operating Committee, the responsibilities of Operator shall include, but not be limited to:

         (i) the preparation of Programs, Budgets and AFEs pursuant to the provisions of this Agreement,

         (ii) the implementation of such Programs and Budgets as shall, together with the relevant AFEs, have been approved by the Operating Committee;

         (iii) providing each of the Parties with reports, data and information concerning the Joint Operations;

         (iv) the planning for and obtaining of all requisite services and material;

         (v) the supervision, direction and control of statistical and accounting services; and

         (vi) providing all technical and advisory services required for the efficient performance of Joint Operations.

5.2.2 Operator shall conduct the Joint Operations in a prudent and workmanlike manner in accordance with methods and practices customarily used in prudent oil and gas field practice and with that degree of diligence and prudence reasonably and ordinarily exercised by experienced operators engaged in similar activities under similar circumstances.

5.2.3 Subject to Article 5.8 (ii) Operator shall cause to be done, with due diligence, all such acts and things within its control as may be necessary to keep and maintain the License in full force and effect and shall conduct Joint Operations in compliance with the requirements of the License, the Petroleum Law and any other applicable law.

5.2.4 Subject only to the overall limit on the number of man-days included in an approved Program and Budget, the number of employees of Operator employed in connection with the Joint Operations shall be determined by Operator. Operator shall also determine their selection, hours of work and remuneration.

5.3      Liens and Encumbrances

         Operator shall, insofar as it may be within its reasonable control, keep all Joint Property free from all liens, charges, encumbrances, and adverse claims.

5.4      Representation of the Parties

         Subject to any determination by the Operating Committee, Operator shall represent the Parties regarding any matters or dealing with the Government, any other governmental authorities or third parties insofar as the same relate to the Joint Operations, provided always that there is reserved to each Party unfettered right to deal with the Government, any other governmental authorities or third parties with respect to matters relating to its own Percentage Interest. Operator shall, in any event, give prior notice to the Parties of any representations which it proposes to make as Operator to the Government or any other governmental authorities or third parties which may reasonably be expected to have a material effect upon the interests of the Parties hereunder or under the License. Operator shall also give notice to all Parties of the results of any such representations made in accordance with this Article 5.4.

5.5      Records

         Operator shall prepare and maintain proper books of account, records and inventories of the Joint Operations which shall be kept in compliance with the Accounting Procedure attached hereto and with due regard to the requirements of the Petroleum Law and the License.

5.6      Reports

         Operator shall promptly provide each Party with the following reports:

         (a) daily drilling and workover and Monthly production reports of Joint Petroleum;

         (b)      such other reports as the Operating Committee may decide; and

         (c) at the sole cost of the Party requesting the same, such additional reports as such Party may reasonably request.

         Operator shall also timely make all reports concerning the Joint Operations to the appropriate governmental authorities as required under the Petroleum Law and the License and, concurrently therewith, furnish copies of all such reports to the Parties. Reports not of a routine nature shall be reviewed by the Operating Committee before submission unless the Operating Committee agree that such review is not required.

5.7      Consultation and Information

5.7.1 Operator shall consult freely with the Parties and keep them informed of matters concerning the Joint Operations. Without prejudice to the generality of the foregoing, Operator shall:

         (i) inform each Party of all logging, coring, testing and, in addition, such other information concerning the Joint Operations as the Operating Committee may decide, with such advance notice as is practicable in the circumstances, so that each Party may, subject to Article 6.3, have a representative present on location during the conduct of such operations; and

         (ii) provide each Party with copies of all well logs and core analyses and sample fluids for pre-production assay tests and such engineering, geological, geophysical and technical data and such further data and information relating to the Joint Operations as the Operating Committee may decide and, at the sole cost of the Party requesting the same, provide such Party with such additional data and information as such Party may reasonably request.

5.8      Emergencies

         Operator is authorised to make any expenditure or incur commitments for the expenditures or take any actions it deems necessary in the case of emergency (but not otherwise):

         (i) for the safeguarding of lives or property or the prevention of pollution; or

         (ii) in order to keep the License in good standing and/or avoid breaches of the Petroleum Law, provided that the Operator may not, by virtue of this paragraph (ii), spud or drill any well or take any other action which this Agreement provides is to be decided upon by the Operating Committee or the Parties (or any combination of them).

         Operator shall promptly notify all the Parties of any such circumstances, the amount of expenditures and commitments for expenditures so made and incurred, the actions so taken in accordance with this Article 5.8 and the results thereof.

5.9      Disposal and Abandonment

5.9.1 Operator shall, subject to the Accounting Procedure, dispose of any item of Joint Property which Operator determines is no longer needed or suitable for Joint Operations provided that any such disposal shall be with the prior written approval of the Operating Committee and subject to such terms and conditions as would be arrived at pursuant to arms length negotiations.

5.9.2 If the Parties decide to abandon the Joint Operations, or any part thereof, Operator shall, subject to the Accounting Procedure, recover and endeavour to dispose of as much of the Joint Property as the Operating Committee determines can economically and reasonably be recovered, or as may be required to be recovered under the License, the Petroleum Law or any other applicable law, and the net costs or net proceeds therefrom shall be charged or credited to the Joint Account.

5.10     Contractors

5.10.1 In the case of any proposed contract for the Joint Operations (other than the Tosun Drilling Contract, as defined in the Farmin and Participation Agreement, or any other contract to the extent it relates to workover operations), Operator shall, unless otherwise decided by Parties having in the aggregate between them Percentage Interests exceeding seventy percent (70%) and except in the circumstances referred to in Article 5.8 and in respect of contracts of insurance placed pursuant to the provisions of Article 7.1.1, comply with the following provisions:

         (i) In respect of each such contract subject to an exploration, appraisal, production or development Program and Budget and involving an expenditure likely to exceed $100,000, Operator shall (jointly with AVENUE, in the event the Operator or its

                  Affiliate intends to bid for the relevant contract and AVENUE notifies the Operator that it desires to join with the Operator in relation to the matters set out below):

                  (a) obtain competitive sealed bid tenders and consult fully with the Non-Operators over the tendering process and the preparation of a list of the persons to be invited to tender (including any sub-contractors), such consultations to take place on a timely enough basis to allow the Non-Operators to make recommendations as to amendments to the list;

                  (b) after the expiration of the period allowed for tender, and the bids have been opened, supply to the Non-Operators a summary of all bids received and any rebids, amendments to bids and subsequent negotiations. Operator shall notify its recommendation to the Non-Operators and any Non-Operator may within ten (10) Working Days after receipt of such notification (or, in exceptional circumstances where the matter requires approval in less than ten (10) Working Days, such shorter period, being not less than 48 hours, as Operator may specify in such notification) request a meeting of the Operating Committee to approve Operator's recommendation. If no such request is made within such ten (10) Working Day period (or such shorter period as aforesaid) Operator may forthwith proceed to implement its recommendation;

                  (c) apply the above provisions to any revision to a contract where such revision will either alone or cumulatively exceed $100,000;

                  (d) at the specific written request of a Non-Operator, supply such Non-Operator with a conformed copy of any contract entered into in accordance with the procedure in this Article 5.10.1.

         (ii) In respect of each such contract subject to an exploration, appraisal, production or development Program and Budget and involving an expenditure which is not likely to exceed $100,000, Operator shall be free to negotiate and award the contract without competitive bidding if within an approved AFE (where such AFE is required) or if covered by an approved Budget for production operating costs, provided that no such contract shall be placed with a Party or an Affiliate of a Party without the prior approval of the Operating Committee.

         The Operating Committee may from time to time direct that amounts smaller or greater than those set out in paragraphs (i) and (ii) of this Articles 5.10.1 shall thenceforth apply.

5.10.2 In the case of any proposed contract for the Joint Operations, Operator shall, unless otherwise agreed by the Operating Committee, use its reasonable endeavours to ensure that:

         (i) any such contract can be freely assigned to any Non-Operator in the event of any change of Operator;

         (ii) in all contracts with contractors, Operator will be entitled to recover on behalf of all the Parties the full amount of:

                  (a) any loss, damage, injury or expense suffered or incurred by them as a result of any tort or breach of such contract on the part of the contractor concerned or any sub-contractor of that contractor; or

                  (b)      any right of indemnity contained therein;

                  subject to the defenses, limitations, indemnities or exclusions of liability in favour of the said contractor in such contracts or available to the said contractor in connection with such contract; and

         (iii) in all contracts with contractors, such contractors shall agree to make or bring all actions, claims or demands of whatsoever nature arising out of or in connection with such contracts on or against Operator and, without prejudice to any right which Operator may have to join any Non-Operator as party to any such action, such contractors shall agree that no such action, claim or demand is made or brought against any Non-Operator.

5.10.3 Operator or any of its Affiliates or any of the Parties or any of their Affiliates may supply material, services and facilities for Joint Operations and such supply shall not be subject to the terms of Articles 5.10.1 and 5.10.2 provided that one of the following conditions for such supply has been met:

         (i) the terms, conditions and rates of such supply have been approved by the Operating Committee; or

         (ii) such supply is in respect of a contract placed in the circumstances referred to in Article 5.8.

         Reports not of a routine nature shall be reviewed by the Operating Committee before submission unless the Operating Committee agree that such review is not required.

5.11.3   Abandonment Agreement

         Without prejudice to Article 5.11.2, not less than three years prior to the expected date for abandonment of any production or other substantial facilities, the Parties shall agree to the terms of an abandonment agreement which shall comply with any relevant provisions of the Petroleum Law and any regulations issued pursuant thereto and ensures that appropriate provision will be made for the cost of abandonment of those facilities and any related liabilities. Unless otherwise agreed abandonment liabilities shall be shared by the Parties (including the holder of the Carried Interest) in proportion to Percentage Interests. In the event of a Party defaulting under the abandonment agreement, then the Party in question shall be in default under this Agreement and deemed to be a Defaulting Party under Article 15 hereof.

6.       RIGHTS OF THE PARTIES

6.1      Reservation of Rights

         Except as otherwise provided in this Agreement, each Party reserves all its rights under the License.

6.2      Inspection Rights

         Each Party shall have the right to inspect, at all reasonable times during usual business hours, all books, records and inventories of any kind or nature maintained by or on behalf of Operator and relating to the Joint Operations (other than those books, records and inventories maintained by the Party acting as Operator in its capacity as the owner of a Percentage Interest), provided that such Party gives Operator reasonable prior notice of the date upon which it desires to make such inspection and identifies the person or persons who will conduct the inspection.

6.3      Access rights

         Each Non-Operator shall have the right, at all reasonable times and at its sole risk and expense, of access to the License Area and/or the Joint Operations, provided such Non-Operator gives Operator reasonable notice of the date such access is required and identifies the representative or representatives to whom such access is to be granted.

7.       INSURANCE AND LITIGATION

7.1      Insurance

7.1.1    (i)      Operator shall obtain and maintain, with respect to the
                  Joint Operations and the Joint Property, all insurance required under the Petroleum Law, the License or any other applicable law. Without limitation to the foregoing, AME shall obtain and maintain:

                  (a) workers' compensation insurance with limits of US$75,000 for the death or injury to any one person and US$225,000 for each accident;

                  (b) all risk insurance (including in relation to property and equipment damage, pollution, contamination and other environmental risks) with a limit of US$1,500,000 per occurrence; and

                  (c) third party/public liability insurance with a limit of US$150,000 per occurrence,

                  in each case with a reputable and creditworthy insurer and on terms that are commercially reasonable and customary for such risks in the same or similar circumstances.

         (ii) Operator shall also obtain such other insurance as the Operating Committee may from time to time determine or the Parties may from time to time agree (including in the Farmin and Participation Agreement. With respect to such other insurance, any Party may elect not to participate, if such
                  Party:

                  (a)      gives written notice to that effect to Operator; and

                  (b) does nothing which may interfere with Operator's negotiations for such insurance for the other Parties; and

                  (c) obtains and maintains its own insurance with respect to its Percentage Interest share of all the risks covered by such other insurance. Such Party shall provide Operator with evidence of such other insurance (in respect of which a certificate of adequate coverage from a reputable insurance broker shall be sufficient evidence) or other evidence of financial responsibility as the other Parties may determine to be acceptable (provided however, that no such determination of acceptability shall in any way absolve a non-participating Party from its obligation to meet each Cash Call, including any Cash Call in respect to damages and losses and/or the costs of remedying the same in accordance with the terms of this Agreement; and provided further that if such Party obtains other insurance, such insurance shall contain a waiver of subrogation in favour of all the other Parties in respect of their interests hereunder).

         (iii) The cost of insurance in which all the Parties are participating shall be for the Joint Account and the cost of insurance in which less than all the Parties are participating shall be charged to the Parties so participating in proportion to their respective Percentage

                  Interests. Operator shall, with respect to all insurance obtained by it pursuant to this Article 7.1.1:

                  (a) inform the Parties at least ten (10) Working Days before the inception or renewal dates of the applicable insurance contract or contracts of the salient terms and conditions (including premia) quoted by the insurers to Operator;

                  (b) promptly inform the Parties participating therein when such insurance is taken out and supply them with copies of the relevant policies when the same are issued;

                  (c) arrange for the Parties participating therein, according to their respective Percentage Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favour of the Parties; and

                  (d) duly file and notify the Parties of all claims and take all necessary and proper steps to collect any proceeds and, if all the Parties are participating therein, credit them to the Joint Account, or, if less than all the Parties are participating therein, credit them to the participating Parties in proportion to their respective Percentage Interests.

         Subject to the foregoing, any of the Parties may obtain such insurance as it deems advisable for its own account and at its own expense, provided that each such policy contains a waiver of subrogation in favour of the other Parties.

7.1.2    Each of the Parties shall, in addition to any insurance required under
         Article 7.1.1, obtain and maintain, with respect to its Percentage Interest share of any liability to third parties which may arise in connection with the Joint Operations, such insurance, or demonstrate such other evidence of its financial responsibility, as may from time to time be determined by the Operating Committee. Each of the Parties shall, as and when required by any other Party, produce to the Operating Committee such evidence as it may reasonably require to establish that such insurance or other evidence of financial responsibility is being maintained. Such insurance shall in so far as it relates to Joint Operations contain a waiver of subrogation by the insurers in favour of the Parties.

7.1.3 Operator shall take all reasonable steps to ensure that all contractors (including subcontractors) performing work in respect to the Joint Operations obtain and maintain all insurance required under the License, the Petroleum Law, any other applicable law and such other insurance as

         Operator or the Operating Committee deems appropriate. Operator shall, with respect to all insurance obtained by such contractors (sub-contractors), take all reasonable steps to arrange for such contractors (including sub-contractors) to obtain from their insurers a waiver of subrogation in favour of the Parties in respect of their interests hereunder.

7.1.4 Operator shall promptly notify the Parties of any accident or incident causing damage to Joint Property or arising out of the conduct of the Joint Operations which could in its opinion reasonably be expected to give rise to a claim for damages by a third party for a sum in excess of One Hundred Thousand Dollars ($100,000). Operator shall provide the Parties' insurers all reasonable assistance in connection with their investigation of all claims.

7.2      Litigation

7.2.1 Operator shall promptly notify the Parties of any litigation, lien, demand, adverse claim or judgement relating to the Joint Operations or Joint Property where the total amount of damages together with associated costs are estimated to exceed of One Hundred Thousand Dollars ($100,000) or such other amount as may, from time to time, be determined by the Operating Committee. Operator shall have the authority to prosecute, defend or settle any litigation, lien, demand, adverse claim or judgement relating to the Joint Operations or Joint Property (other than as between the Parties), except where the total amount in dispute and/or the total amount of damages together with associated costs are estimated by Operator to exceed of One Hundred Thousand Dollars ($100,000), or such other amount as may from time to time be determined by the Operating Committee, in which event Operator shall have no authority without the prior approval of the Operating Committee, other than the authority necessary to enable Operator to prevent judgement being awarded against it in default of appearance or defence.

7.2.2 Notwithstanding Article 7.2.1, each Party shall have the right to participate in any such prosecution, defence or settlement at its own cost and expense provided always that no Party may settle its Percentage Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations.

7.2.3 Subject to Article 7.2.1, any claim, litigation, demand, adverse claim, judgement or other proceedings relating to Joint Operations or Joint Property made against any Party to this Agreement shall be promptly transmitted to all the other Parties by the Party against whom the same may be made, and the Party to the proceedings shall thereafter regularly consult with the other Parties and take account of their reasonable views with regard to the proper conduct of the same.

7.2.4    Provided that a Party complies in all respects with the provisions of
         Article 7.2.3 and except as otherwise provided in this Agreement, that Party shall be entitled to charge to the relevant Joint Account any loss, damage and expense reasonably and properly incurred by such Party with respect to the proceedings in question.

8.       THE OPERATING COMMITTEE

8.1      Establishment and Powers

         There is hereby established an Operating Committee which shall exercise general supervision and control over all matters pertaining to the Joint Operations. Without limiting the generality of the foregoing, but subject as otherwise provided in this Agreement, the powers and duties of the Operating Committee shall include:

         (i) the consideration and determination of all matters relating to general policies, procedures and methods of operation hereunder;

         (ii) subject to Article 18 the approval of any public announcement or statement regarding this Agreement or the Joint Operations;

         (iii) the consideration, revision and approval or disapproval of all proposed Programs and Budgets and AFE's prepared and submitted to it pursuant to the provisions of this Agreement;

         (iv) the determination of the timing and location of all wells drilled under the Joint

                  Operations (including the deepening, completing, sidetracking, plugging back, reworking or abandonment thereof) and any change in the use or status of a well;

         (v) the consideration and determination of extensions or renewals of the License and the area required to be surrendered in accordance with the Petroleum Law or the License including the voluntary surrender of the License or any part thereof;

         (vi) removal of Operator in accordance with Article 4.2.2 hereof and the election of a successor Operator;

         (vii) the consideration and determination of contributions to and from third parties for the drilling of wells and the purchase, sale or exchange of information from, to or with third parties;

         (viii) the determination of any field to be included in a development Program for a Discovery and the making of any related application for the issue of a petroleum lease to be issued under the Petroleum Law in respect of the License Area (or any part of it);

         (ix) the consideration and, if so required, the determination of any other matter relating to the Joint Operations which may be referred to it by the Parties or any of them (other than any proposal to amend this Agreement) or which is otherwise designated under this Agreement for reference to it.

8.2      Representation

         The Operating Committee shall consist of representatives appointed by each of the Parties, provided always that more than one of the Parties may appoint the same representative who shall represent them separately. Each Party shall, as soon as possible after the date of this Agreement, give notice to all the other Parties of the name of its representative and of an alternate on the Operating Committee. Such representative or alternate representative may be replaced from time to time, by like notice. Representatives may bring to meetings of the Operating Committee such advisers as they consider necessary. The representative of a Party or, in the absence of the representative, his alternate, shall be deemed authorised to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee.

         All decisions of the Operating Committee shall be adopted by a vote of the representatives of the Parties in which the vote of each representative shall be weighted by the Percentage Interest in the License of the Party or Parties he represents. By way of example, the vote of a representative of a Party with a 10% interest in then License shall be worth 10% of the total votes of representatives of all the Parties.

8.3      Chairman

         The representative of the Party which is Operator shall be the chairman of the Operating Committee unless otherwise agreed by the Operating Committee.

8.4      Meetings and Voting

8.4.1 The Operating Committee shall hold meetings every Quarter (or at such other regular intervals as may be agreed by the Operating Committee). All meetings of the Operating Committee shall be held at AME's offices in Ankara or in such other places as the Parties may from time to time agree. Alternatively, meetings may be conducted by telephone conference call. Operator shall call such meetings and shall give at least fifteen
         (15) days notice of the time, date and place of each meeting, together with an agenda and a proposed resolution therefor. However, Operator shall use its reasonable best efforts to give at least thirty (30) days' notice for meetings which deal with operations and/or wells drilled under the Joint Operations. When calling a meeting, Operator shall as soon as is reasonably practicable thereafter, supply the Parties with copies of relevant data and information available to it relating to the matters on the agenda for such meeting. By notice to Operator, any Party can request that additional matters be placed on the agenda, and provided such notice is given at least seven (7) days before the date of the meeting, those matters will be placed on the agenda and considered by the Operating Committee. The representatives of all Parties may agree to consider a matter not on the agenda for such meeting.

8.4.2 The Operating Committee shall hold a special meeting upon the request of any Party. Such request shall be made by written notice to all the other Parties and shall state the matters to be considered at that meeting. Upon receiving such request, Operator shall, without delay, call a special meeting for a date not less than seven (7) nor more than ten (10) days after receipt of the request, or such other date as may be agreed by all the Parties.

8.4.3 For any meeting of the Operating Committee, the notice period set forth above may be waived with the consent of all the Parties.

8.4.4 Any Party not represented at a meeting may vote on any matter on the agenda for such meeting by either:

         (i)      appointing a proxy in writing; or

         (ii) giving written notice of such vote to Operator prior to the submission of such matter for vote at such meeting.

8.4.5 Except as otherwise expressly provided in this Agreement, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it under this Agreement shall be decided by the affirmative vote of Parties owing in the aggregate Percentage Interests equating to more than seventy percent (70%) of the aggregate Percentage Interests of all Parties entitled to vote. An abstention or refrain from voting shall be considered a negative vote, except as otherwise specifically provided in this Agreement in cases where failure to reply is deemed approval or an affirmative vote. Each Party is entitled to vote in proportion to the respective Percentage Interest held by it at the time the vote is taken.

8.5      Minutes

8.5.1 For each meeting, the Operating Committee (failing which Operator) shall appoint a secretary for the Operating Committee who shall prepare the minutes of each meeting.

8.5.2 The secretary shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting. Each representative shall sign and be provided a copy of such record at the end of the meeting and it shall be considered the final record of the decisions of the Operating Committee.

8.5.3 The secretary shall provide each Party with a copy of the "minutes" of the Operating Committee meeting within fifteen (15) days after the end of the meeting. Each Party shall have fifteen (15) days after receipt of such "minutes" to give notice of its objections to the "minutes" to the secretary. A failure to give notice specifying objections to such "minutes" within the said fifteen (15) days period shall be deemed to be approval of such "minutes". In any event, the votes recorded under
         Article 8.5.2 shall take precedence over the "minutes" described above.

8.6      Action Without A Meeting

8.6.1 The Parties may vote on and determine, by notice to Operator, any proposal which is submitted to them by Operator by notice and which they could validly determine at a meeting of the Operating Committee if duly held for that purpose. Each Party shall cast its vote within fourteen (14) days after the proposal is received by it, except that where the Parties are requested to vote on and determine any proposal relating to the deepening, plugging back, testing or abandonment of a well on which drilling equipment is then located or where the matter presented for consideration by its nature requires determination in less than fourteen (14) days and such fact and lesser period are so stated in the notice submitting the proposal, the Parties shall cast their votes within such lesser period which shall be not less than twenty-four (24) hours after receipt of the notice. Failure by a Party to cast its vote within such period shall be regarded as a vote by that Party against the proposal.

8.6.2 Operator shall give prompt notice of the results of any such voting to the Parties and any decision so made shall constitute an effective decision of the Operating Committee and shall be binding on the parties.

8.7      License Provisions

         The Operating Committee shall determine the location and the time at which all working obligations required by the Licenses or the Petroleum Law shall be performed, unless and to the extent relief from such obligation is sought and obtained from the Government.

9.       EXPLORATION PROGRAM AND BUDGETS

9.1      Initial Program and Budget

9.1.1 The initial exploration Program shall be the program of work to be undertaken by AME as drilling contractor under the terms of the Turnkey Contract dated on or about 14 November 2002 between AME, in its capacity as Drilling Contractor, and Operator, on behalf of the Parties (the "TURNKEY CONTRACT").

9.1.2 The Budget for the initial exploration Program shall be the expenditures provided for in clause 4.1 of the Turnkey Contract.

9.1.3    In relation to the Turnkey Contract:

         (i) Operator shall not, without the prior approval of the Operating Committee, authorise or permit the commencement of work under the Turnkey Contract other than work to be performed on a turnkey basis as provided in clause 4.1 of the Turnkey Contract;

         (ii) as between the Parties, AVENUE's contribution to the amounts payable under the Turnkey Contract shall be limited to the sums paid or payable under clause 3.2(a) and, if applicable, 3.2(b) and 3.3 of the Farmin and Participation Agreement; and

         (iii) provided AVENUE makes the payments referred to in sub-paragraph (ii) above when due in accordance with the Farmin and Participation Agreement, Operator shall not direct a stoppage of work as contemplated by clause 6.1 of the Turnkey Contract, and shall defend, indemnify and hold harmless AVENUE from and against any and all liabilities arising and amounts payable under clause 6.3 of the Turnkey Contract.

9.1.4 Article 9.3 shall not apply to commitments for expenditures falling within clause 4.1 of the Turnkey Contract.

9.2      Annual Program and Budget

9.2.1 Not later than the 1st of September in 2003 and each Year thereafter, Operator shall submit to the Parties a proposed exploration Program and Budget for the next Year showing:

         (i)      the projects and other work to be undertaken;

         (ii)     the information required under the Accounting Procedure;

         (iii) details of the estimated number of man-days for direct labour for employees and contract personnel required; and

         (iv) such other information as the Operating Committee, or any Party or Parties having Percentage Interests of not less than 35% in the aggregate, may require Operator to provide.

9.2.2 The proposed exploration Program and Budget shall be subject to consideration, revision and approval by the Operating Committee. The Operating Committee shall consider such Program and Budget and make such revisions thereto as may be agreed as soon as practicable but in no event later than 1st of November. Not later than 1st of November, the Operating Committee shall approve an exploration Program and Budget and such approval shall, subject to Articles 9.3 and 9.4, authorise and obligate Operator to carry out and implement the Program and Budget.

9.3      Authorisation for Expenditure

         Before entering into any commitment incurring any expenditure under an approved exploration Program and Budget, Operator shall, except as provided in Articles 5.8 and 9.1.4, submit an AFE to the Parties for the program. The AFE shall include the information set out in, and be prepared in accordance with the provisions of, the Accounting Procedure. Provided that the AFE is within the limits of and is in accordance with the Budget, the Operating Committee shall be deemed to have approved the AFE unless, within twenty (20) days of its submission to the Parties, a Party or Parties having individually or in aggregate a Percentage Interest of at least thirty percent (30%) give(s) notice to Operator that they require such AFE to be formally approved by the Operating Committee. To the extent that the Operating Committee approves or is deemed to approve an AFE, Operator shall be authorised and obligated, in accordance with the provisions of the Accounting Procedure, but subject to Article 9.4, to implement and carry out such commitment or expenditure.

9.4      Amendment

         At any time, any Party may, by notice to all the other Parties, propose that an approved exploration Program and Budget and/or an approved AFE be amended. To the extent that an amendment is approved by the Operating Committee, the approved Program and Budget and/or AFE shall be deemed amended accordingly, provided always that any such amendment shall not invalidate any authorised commitment or expenditure made by Operator prior thereto, and promptly following such amendment Operator shall provide each Party with a copy of the amended AFE and/or Program and Budget, as the case may be.

10.      APPRAISAL PROGRAMS AND BUDGETS

10.1     Joint Program and Budget

10.1.1 In the event of a Discovery, Operator shall, if the Operating Committee so decides and as soon as practicable thereafter, submit to the Parties a proposed appraisal Program and Budget for such Discovery showing:

         (i) the wells to be drilled and other projects and work to be undertaken;

         (ii) the information required under the provisions of the Accounting Procedures;

         (iii) details of the estimated number of man-days for direct labour for employees and contract personnel required, and

         (iv) such other information as the Operating Committee may require Operator to provide.

10.1.2 The proposed appraisal Program and Budget shall be subject to consideration, revision, and approval by the Operating Committee. The Operating Committee shall, as soon as practicable, consider such appraisal Program and Budget and make such revisions thereto as may be agreed. If the Operating Committee approves and appraisal program and Budget, such approval shall, subject to Articles 10.2 and 10.3, authorise and obligate Operator to carry out and implement the appraisal Program.

10.2     Authorisation for Expenditure

         Before entering into any commitment incurring any expenditure under an approved appraisal Program and Budget, Operator shall, except as provided in Article 5.8, submit an AFE to the Parties for the Program. The AFE shall include the information set out in, and be prepared in accordance with the provisions of the Accounting Procedure. Provided that the AFE is within the limits of and is in accordance with the Budget, the Operating Committee shall be deemed to have approved the AFE unless, within twenty (20) days of its submission to the Parties, a Party or Parties having individually or in the aggregate a Percentage Interest of at least thirty percent (30%) give(s) notice to Operator that they require such AFE to be formally approved by the Operating Committee. To the extent that the Operating Committee approves or is deemed to approve an AFE, Operator shall be authorised and obligated, in accordance with the provisions of the Accounting Procedure, but subject to Article 10.3, to proceed with such commitment or expenditure.

10.3     Review and Amendment

10.3.1 Operator shall, as and when required by the Operating Committee, review the approved appraisal Program and Budget and submit to the other Parties a report thereon.

10.3.2 At any time any Party may, by notice to the other Parties, propose that an approved appraisal Program and Budget and/or an approved AFE be amended. The Operating Committee shall consider such proposal and, if the Operating Committee so require, Operator shall prepare and submit to the Parties a revised appraisal Program and Budget incorporating any such amendment and showing the matters listed under Article 10.1.1 and the information required under the provisions of the Accounting Procedure. To the extent that any such amendment or revised appraisal Program and Budget is approved by the Operating Committee, the approved appraisal Program and Budget and/or AFE shall be deemed amended accordingly, provided always that any such amendment shall not invalidate any authorised commitment or expenditure made by Operator prior thereto. Promptly following such amendment, Operator shall provide each Party with a copy of the amended AFE and/or Program and Budget, as the case may be.

11.      DEVELOPMENT PROGRAMS AND BUDGETS

11.1     Joint Program and Budget

11.1.1 Operator shall, if the Operating Committee so decides and as soon as practicable after such decision, submit to the Parties a proposed development Program and Budget for any Discovery and/or Development and/or work-over program, showing:

         (i)      the projects and other work to be undertaken;

         (ii)     the information required under the Accounting Procedure;

         (iii) the manner in which the development is to be managed with details of the estimated number of man-days for direct labour for employees and contract personnel required;

         (iv) an estimate of the date of commencement production and of the annual rates production; and

         (v) such other information as the Operating Committee may require Operator to provide.

11.1.2 The proposed development Program and Budget shall be subject to consideration, revision and approval by the Operating Committee. The Operating Committee shall meet to consider such development Program and Budget as soon as practicable and to make such revisions thereto as may be agreed. Unless the Operating Committee otherwise agrees, the Operating Committee shall approve or reject the development Program and Budget as soon as possible but in any event within ninety (90) days of its submission by Operator to the Parties provided that, within the said period of ninety (90) days (or such other period as the Operating Committee may have agreed) any Party wishing to carry out further work or studies in connection with the development of the Discovery may, by notice to the other Parties, require that the said period be extended up to a maximum total period of:

         (i) in the case of the carrying out of further appraisal drilling of the Discovery, one hundred and eighty (180) days; and

         (ii)     in all other cases, one hundred and twenty (120) days;

         and in such event the said period shall be so extended. A Party proposing to carry out further appraisal drilling of the Discovery shall in its said notice to the other Parties inform them of its intention and:

         (a) Operator shall carry out such drilling at the risk, cost and expense of such Party and the provisions of Articles 13.2.4, 13.3.5, 13.3.6 (other than the first sentence) and 13.2.10 shall apply as if such Party was a Sole Risk Party and such drilling was Sole Risk Drilling under that Article;

         (b) such Party shall not be entitled to any reimbursement from the other Parties of the costs and expenses thereof, unless as a result of such drilling none of the Parties proceeds with development of the Discovery substantially on the basis of the proposed development Program and Budget, in which event each of the other Parties shall pay to such Party, within twenty-eight (28) days of the decision not to proceed with the development, an amount equal to the amount it would have contributed to the Joint Account had such drilling been carried out as part of the Joint Operations; such amount shall be paid in cash in the currency or currencies in which the contributions for such costs and expenses would have been made to the Joint Account; and

         (c) all data and information obtained from such drilling shall promptly be made available to and be owned jointly by all the Parties.

11.1.3   (a)      If a development Program and Budget is approved by the
                  Operating Committee, each of the Parties shall decide within ninety (90) days of such approval, or such longer period as the Operating Committee may agree, whether to participate in respect of its Percentage Interest share in the development of the Discovery and shall inform the other Parties of its decision by notice to them. If all the Parties decide to participate in the development of the Discovery Operator shall prepare from the said development Program and Budget and on behalf of the Parties a petroleum lease application for submission to the Government in accordance with the License and the Petroleum Law. Any such application shall require the approval of the Operating Committee prior to its submission as aforesaid.

         (b) If fewer than all the Parties participate in the development of the Discovery the provisions of Articles 13.5.6 to 13.5.9 inclusive, shall apply:

11.1.4 This Article 11.1.4 shall apply if, in connection with or as a condition to the grant or coming into effect of any Government approval required for a development Program (whether by way of the grant of a petroleum lease under the Petroleum Law or in another form), the Program and Budget approved by the Operating Committee under Article
         11.1.2 and submitted to the Government for approval has been or is required to be amended. (For the avoidance of doubt "amended" in the previous sentence includes any change in the date of commencement of the development or in the proposed depths, or in the objective horizon, or in the number of wells required under the lease.) In such circumstances any of the Parties may by notice to the other Parties given within twenty-eight (28) days following the said authorisation, elect not to proceed with the development. If no Party is entitled to give such notice, or being entitled, no Party gives such notice, the approved development Program and Budget (with any amendments as aforesaid) shall be adopted for the development, the Parties shall be obliged to participate in carrying it out and Operator shall, subject to Articles
         11.2 and 11.3, be authorised and obliged to proceed in accordance with it.

11.2     Authorisation for Expenditure

         Except as provided in Article 5.8, Operator shall submit an AFE to the Parties, before entering into any capital commitment or incurring any Capital Expenditure in excess of $100,000 with respect to an approved development Program and Budget. To the extent that the AFE is approved or deemed to be approved by the Parties, Operator shall be authorised and obligated, subject to Article 11.3, to proceed with such commitment or expenditure. In cases where no AFE is required the approval of the development Program and Budget shall constitute the necessary authority to Operator to proceed with such commitment or expenditure.

11.3     Review and Amendment

11.3.1 Operator shall, in each Year, review the approved development Program and budget and submit to the Parties not later than 1st of September a report thereon, together with an update of such development Program and Budget dealing separately with the next Year and the remaining phases of the approved development program and showing the matters listed under Article 11.1.1.

11.3.2 At any time, any Party may, by notice to all the other Parties, propose that an approved development Program and Budget and/or an approved AFE be amended. The Operating Committee shall consider such proposal and, if the Operating Committee so requires, Operator shall prepare and submit to the Parties a revised development Program and Budget incorporating any such amendment and showing the matters listed under
         Article 11.1.1. To the extent that any such amendment or revised development Program and Budget is approved or in the case of an AFE deemed to be approved by the Operating Committee, the approved development Program and Budget and/or AFE shall, subject to obtaining any necessary consent of the Government, be deemed amended accordingly provided always that any such amendment shall not invalidate any authorised commitment or expenditure made by Operator prior thereto. Where any development Program and Budget and/or AFE is amended Operator will supply the Parties with a copy of the revised Program and Budget and/or AFE.

12.      PRODUCTION PROGRAMS AND BUDGETS

12.1     Annual Program and Budget

12.1.1 Operator shall not later than 1st September in the Year prior to the commencement of production and in each subsequent Year, submit to the Parties a proposed production Program and Budget for the next Year showing:

         (i)      the projects and other work to be undertaken;

         (ii)     the information necessary to satisfy the Accounting Procedure;

         (iii) an estimate of the date of commencement of production (if appropriate) and of the total production by Quarters and the maximum daily rate to be achieved in each Quarter;

         (iv) for the four (4) Years following the "next Year" referred to above Operator's best estimate of the matters referred to in
                  (i) and (iii) above; and

         (v) such other information as the Operating Committee may have required Operator to provide.

12.1.2 The proposed production Program and Budget shall be subject to consideration, revision and approval by the Operating Committee provided that decisions of the Operating Committee in respect of any change to the production profile shall always be made in consideration of conditions imposed by, inter alia, the maximum economic rate of production consistent with good oilfield and reservoir engineering practices, the capacity of any field, pipeline and terminal facilities available for use, the number of wells drilled or to be drilled, the development Program approved by the Government and any regulatory control imposed by the Government. The Operating Committee shall consider such production Program and Budget and make such revisions thereto as may be agreed as soon as practicable but in any event not later than 1st December. Such approval shall, subject to Articles 12.2 and 12.3 authorise and oblige Operator to carry out and implement the development Program.

12.2     Authorisation for Expenditure

12.2.1 Except as otherwise provided herein, Operator shall, before entering into any capital commitment or incurring any Capital Expenditure in excess of one hundred thousand dollars ($100,000) under an approved production Program and Budget, submit to the Parties an AFE therefor. To the extent that the AFE is approved by the Parties, Operator shall be authorised and obliged, subject to Article 12.3, to proceed with such commitment or expenditure. In cases where no AFE is required the approval of the production Program and Budget shall constitute the necessary authority to Operator to proceed with such commitment or expenditure.

12.2.2 Operator shall not be obliged to submit an AFE to the Parties before making commitments or incurring expenditure in connection with the workover of a well where such workover is pursuant to an approved Production Budget.

12.3     Amendment

         At any time any Party may, by notice to all the other Parties, propose that a production Program and Budget approved in accordance with
         Article 12.1.2 and/or an approved AFE be amended. To the extent that an amendment is approved or in the case of an AFE deemed to be approved by the Operating Committee, the approved production Program and Budget and/or AFE shall be deemed amended accordingly provided that any such amendment shall not invalidate any authorised commitment or expenditure made by Operator prior thereto.

13.      SOLE RISK PROJECTS

13.1     Preliminary

         Any Party may undertake sole risk drilling ("SOLE RISK DRILLING") or sole risk development ("SOLE RISK DEVELOPMENT") (either being a "SOLE RISK PROJECT") subject to the following provisions of this Article. Save as provided in this Article, no operations under the License may be conducted other than by Joint Operations.

13.2     General Provisions

13.2.1 No Sole Risk Project may be carried out if it is substantially similar to, or conflicts with, all or part of any Program approved by the Operating Committee and currently in effect at the commencement of the Sole Risk Project.

13.2.2 The following types, and only the following types, of Sole Risk Project may be proposed:

         (i)      subject to Article 13.3, Sole Risk Drilling consisting of:

                  (a) the drilling of an Exploration Well or the testing, deepening or side-tracking of a suspended well, neither of such wells being inside the closure of any geological structure or stratigraphic trap in which a Discovery has been made; or

                  (b) the drilling of an Exploration Well or the testing, deepening or side-tracking of a suspended well, inside the closure of any geological structure or stratigraphic trap on which a well has been drilled in which a Discovery has been made and which well is drilled, deepened or sidetracked to a different stratigraphic level from that in which such Discovery was made and which is not completed in the horizon in which such Discovery was made, provided always that the approval of the Operating Committee shall be required before any such testing, deepening or side-tracking is carried out; or

                  (c) the deepening, sidetracking or testing of an Exploration or Appraisal Well which is in the course of being drilled as part of the Joint Operations and which does not form part of a development Program, provided always that, unless the Operating Committee otherwise agrees, any test programs agreed by the Operating Committee must have been carried out, the Parties informed of the results and a decision of the Operating Committee taken to abandon the well before any such deepening, sidetracking or testing is carried out; or

                  (d) the drilling of an Appraisal Well inside, or the carrying out of geophysical work with respect to, the closure of any geological structure or stratigraphic trap in which a Discovery has been made; and

         (ii) Sole Risk Development consisting of the development of a Discovery.

13.2.3 Any Sole Risk Project shall be carried out at the sole risk, cost and expense of the Party or Parties electing to join such project as hereinafter provided ("SOLE RISK PARTY OR PARTIES"). If a Sole Risk Project is undertaken by more than one Sole Risk Party, the risk and cost thereof shall be borne each Sole Risk Party in the proportion that its Percentage Interest bears to the sum of the Percentage Interests of the Sole Risk Parties or in such other proportions as the Sole Risk Parties may agree.

13.2.4 A Sole Risk Party shall exercise all necessary precautions to ensure that a Sole Risk Project does not jeopardise, hinder or unreasonably interfere with the Joint Operations. Sole Risk Development shall have priority over Joint Operations commenced subsequent to the authorisation of such Sole Risk Development by the Government.

13.2.5 A Sole Risk Party shall indemnify and hold harmless the other Parties ("NON-SOLE RISK PARTIES") from and against all actions, claims, demands and proceedings whatsoever, brought by any third party (including without limitation any employee of the Sole Risk party) arising out of or in connection with the Sole Risk Project, shall keep the License free from all liens, charges, encumbrances and adverse claims which might arise by reason of the conduct of the Sole Risk Project and shall indemnify the Non-Sole Risk Parties against all damages, costs, losses and expenses whatsoever directly or indirectly caused to or incurred by them as a result of anything done or omitted to be done in the course of carrying out such Sole Risk Project, excepting only damage inflicted to the sub-surface including any reservoir. The approval of a Non-Sole Risk Party to the conduct of a Sole Risk Project (whether or not such approval is required) shall not constitute a waiver of these provisions.

13.2.6 a Sole Risk Party carrying out Sole Risk Drilling shall be entitled to use Joint Property for such Sole Drilling unless the Operating Committee otherwise decides.

13.2.7 A sole Risk Party shall be entitled to use for a Sole Risk Project any data and information which it owns jointly with the Non-Sole Risk Parties. Data and information obtained in respect of the

         Sole Risk Drilling shall be made available to all Parties but shall remain the property of the Sole Risk Party, until and in the event that the Non-Sole Risk Party discharges in full its liability to the Sole Risk Party under Article 13.4 (in the case of Sole Risk Drilling other than Sole Risk testing under Article 13.2.2(i)(c)), and the following provisions of this Article in the case of Sole Risk testing, when such data and information shall become the joint property of the Non-Sole Risk Party discharging such liability and the Sole Risk Party.

         Data and information obtained in respect of Sole Risk testing under
         Article 13.2.2.(i)(c) shall become the joint property of the Non-Sole Risk Party and the Sole Risk Party upon payment by the Non-Sole Risk Party of an amount equal to 250 per cent of its Percentage Interest share of the costs of the Sole Risk testing.

13.2.8 Subject to any necessary consent of the Government, a Sole Risk Project will be carried out by Operator on behalf of the Sole Risk Party under the provisions of this Agreement provided always that:

         (i) if Operator is not participating in a Sole Risk Development and such Sole Risk Development does not involve the use of Joint Property as provided under Article 13.2.6, Operator shall only carry out the Sole Risk Development with the consent of all Parties;

         (ii) if such consent of all Parties is not given the Sole Risk Development, subject to any necessary consent of the Government, will be carried out by the Sole Risk Party or such one of their number appointed by them if there is more than one Sole Risk Party, and such Sole Risk Party, unless the context otherwise requires, shall be deemed to be Operator in respect of the independent application of this Agreement as provided in Article 13.2.9.

13.2.9 Sole Risk Development will, in respect of that part of the License Area to which it relates (such area being determined by the Operating Committee), be regarded as creating a Sub-Area and this Agreement shall so far as possible apply independently in the manner of a separate contract to such Sub-Area and apply mutatis mutandis to the interests of the Parties which participate in such Sole Risk Development provided always that:

         (i) the Non-Sole Risk Parties shall have a right of access to the Sub-Area; and

         (ii) there shall be no separate right of assignment or withdrawal and accordingly Articles 21 and 22 shall not apply independently to such separate contract.

13.2.10  In connection with any Sole Risk Project:

         (i) the Sole Risk Project will be carried out under the overall supervision and control of a committee consisting of the Sole Risk Parties in lieu of the Operating Committee; provided always that in the case of Sole Risk Drilling such committee shall require, and each Sole Risk Party shall maintain, in respect of the Sole Risk Drilling operations, such levels of insurance cover or financial responsibility as shall apply pursuant to Article 7 (including any applicable requirement of the Operating Committee) in respect of Joint Operations;

         (ii) the computation of costs and expenses of the Sole Risk Project incurred by the Sole Risk Parties shall be made in accordance with the principles set out in the Accounting Procedure;

         (iii) Operator or the Sole Risk Parties carrying out the Sole Risk Project shall maintain separate books, records and accounts (including bank accounts) for the Sole Risk Project which shall be subject to the same right of examination and audit by the Sole Risk Parties and, so long as they are entitled to elect to participate in the Sole Risk Project, the Non-Sole Risk Parties as those relating to the Joint Operations;

         (iv) the costs and expenses of the Sole Risk Project shall not be reflected in the statements and billings rendered by Operator for the Joint Operations;

         (v) if Operator is carrying out a Sole Risk Project on behalf of a Sole Risk Party, Operator shall be entitled to make Cash Calls on the Sole Risk Party in connection with the Sole Risk Project and shall not use Joint Account funds or be required to use its own funds for the purpose of paying the costs and expenses of the Sole Risk Project; furthermore Operator shall not be obliged to commence or, having commenced, to continue the Sole Risk Project unless and until the relevant Advances have been received from the Sole Risk Party; and

         (vi) for the avoidance of doubt it is declared that in the application of Article 7.1 in respect of a Sole Risk Project all Non-Sole Risk Parties shall be regarded as third parties.

13.3     Sole Risk Drilling

13.3.1 No Sole Risk Drilling under Article 13.2.2(i)(a) or (b) may be proposed unless:

         (i) such drilling was proposed to the Operating Committee at the time of the consideration of the current exploration Program but was not included in such Program; or

         (ii) having been included in the current exploration Program the Operating Committee has, where an AFE is required, voted against or failed to vote in favour of such AFE (or the relevant part thereof) relating to such drilling without twenty-eight (28) days of submission of such AFE to the Parties provided that a decision by the Operating Committee to change the timing of such drilling within the Year to which the current exploration Program relates shall not be a vote against the AFE for the purpose of this Article 13.3.1(ii); or

         (iii) such drilling was proposed to the Operating Committee in reasonably sufficient detail by way of amendment to the current exploration Program and the Operating Committee has voted against or failed to vote in favour of such drilling within sixty (60) days of submission of such amendment to the Parties.

13.3.2 No Sole Risk Drilling under Article 13.2.2(i)(d) may be proposed unless:

         (i) the Operating Committee has voted against or failed to vote in favour of a proposal to instruct Operator to prepare an appraisal Program in respect of the interpreted closure of any geological structure or stratigraphic trap on which a wall has been drilled in which Petroleum has been found to be present or, having so instructed Operator, has voted against or failed to vote in favour of such a Program within sixty (60) days of its submission to the Parties; or

         (ii) the Operating Committee has abandoned or completed its appraisal Program of the interpreted closure of any geological structure or stratigraphic trap on which a well has been drilled in which Petroleum has been found to be present and the Operating Committee has voted against or failed to vote in favour of a proposal to instruct Operator to prepare a development Program in respect thereof and no Party has given notice under Article 13.5.1 that it intends to prepare such a development Program.

13.3.3 Subject to Articles 13.3.1 and 13.3.2 if a Party wishes to propose Sole Risk Drilling under Article 13.2.2(i)(a), (b) or (d) it shall give notice to the other Parties setting out:

         (i)      the proposed location of such drilling; and

         (ii) all other relevant information including, but not limited to, the date on which it proposed that operations should be started, such date being more than sixty (60) days but not more than one hundred and eighty (180) days from the date of the notice.

         Each of the Parties receiving such a notice shall respond to it, by notice to the other Parties, within twenty-eight (28) days thereof, electing whether or not to participate. Any Party failing to respond within the said twenty-eight (28) days shall be deemed to have elected not to participate.

13.3.4 If a Party wishes to propose Sole Risk Drilling under Article 13.2.2(i)(c), such Party shall give as much notice as possible to the other Parties stating whether it wishes to use Joint Property for such Sole Risk Drilling (and, if so, what items thereof) and setting out such relevant information as is necessary in order to allow the other Parties to consider the proposal and elect whether or not to participate within the period hereinafter specified. Each of the Parties receiving such a notice shall respond to it, by notice to the other Parties, within forty-eight (48) hours thereof (or within such longer period as may be specified in the notice), electing whether or not to participate. Any Party failing to respond within the said period shall be deemed to have elected not to participate.

13.3.5 If the Percentage Interests of the Parties electing to participate together with the Percentage Interest of the Party proposing the Sole Risk Drilling exceed the percentage provided under Article 8.4.5, the operations shall be carried out, in accordance with the said notice, by Operator as part of the Joint Operations as if determined by the Operating Committee and, if appropriate, the current relevant Program shall be deemed amended accordingly and Operator shall promptly notify the Parties of the consequential amendments to the current relevant Budget.

13.3.6 If the Percentage Interests of the Parties electing to participate together with the Percentage Interests of the Party proposing the Sole Risk Drilling do not exceed the percentage provided under Article 8.4.5, such Party together with any other Parties which have elected to participate may, subject to the provisos to Article 13.2.2(i)(b) or (c) in the case of Sole Risk Drilling thereunder, within twenty-eight (28) days following the expiration of the notice if given under Article
         13.3.3 or within 48 hours following the expiration of the notice if given under Article 13.3.4, require Operator (subject to Article 13.2.8) to undertake the Sole Risk Drilling. In the case of a notice given under Article 13.3.3, the Sole Risk Drilling may not be commenced later than one hundred and eighty (180) days following such notice and, in the case of a notice given under Article 13.3.4, the Sole Risk Drilling shall be commenced as soon as it is possible to do so without interference to the Joint Operations on that well (and additional costs resulting from delays occasioned by the giving and receiving of noticed being for the account of the Sole Risk Party).

13.3.7 Where Sole Risk Drilling consisting of testing is proposed by a Party and any of the other Parties objects to such testing on the grounds of safety or the possibility of damage to the reservoir, no such testing shall be carried out unless otherwise decided by the Operating Committee.

13.4     Sole Risk Payments

13.4.1   If Sole Risk Drilling carried out under Article 13.2.2(i)(a), (b) or
         (c) (other than Sole Risk testing under Article 13.2.2(i)(c)) has resulted in a particularly Discovery, or Sole Risk Drilling has been carried out under Article 13.2.2(i)(d) in respect of a particular Discovery, and (in either such case) any Party which was a Non-Sole Risk Party in all or part of such Sole Risk Drilling wishes to participate in appraisal drilling, geophysical work or a development Program relating to that Discovery, then in respect of any such Sole Risk Drilling:

         (i)      in which such Party was a Non-Sole Risk Party; and

         (ii) to the cost and expense of which such Party has not previously contributed pursuant to the provisions of this Article 13.4,

         such Party shall pay to the Sole Risk Party (if more than one Party, in proportion to their respective Percentage Interests or in such other proportion as they may have agreed under Article 13.2.3) an amount equal to the amount it would have contributed to the Joint Account had such Sole Risk Drilling been carried out as part of the Joint Operations (which amount shall include, for the avoidance of doubt, the costs incurred in connection with any necessary plugging back) together with interest calculated on a day to day basis at a rate of two percent per annum (2%) above Base Rate from the date upon which the contribution would have been paid had such Sole Risk drilling been carried out as part of Joint Operations until the date of payment under this Article 13.4.1. Such amount shall be paid, in cash in the currency or currencies in which the contributions for the costs and expenses would have been made to the Joint Account, before the commencement of the appraisal drilling, geophysical work or development Program in question.

13.4.2 Upon the Government (by the granting to a petroleum lease under the Petroleum Law, or otherwise) authorising the development of a Discovery in respect of which Sole Risk Drilling has been carried out, any Party which participates in such development and was required to make one or more payments under the provisions of Article 13.4.1 to one or more Sole Risk Parties in respect of that Discovery shall in addition be liable to pay to each such Sole Risk Party as is also participating in the development an amount in US dollars in respect of each Sole Risk Drilling operation in which it did not participate equal to ten (10) times the amount paid to that Sole Risk Party in respect of such Sole Risk Drilling operation pursuant to Article 13.4.1 (any payment made pursuant to Article 13.4.1 in a currency other than US dollars being translated to US dollars at the Conversion Rate on the date of payment by the Non-Sole Risk Party).

13.4.3 Any liability which is calculated under Article 13.4.2 shall be satisfied by the Non-Sole Risk Party paying to the Sole Risk Party (if more than one Non-Sole Risk Party, in proportion to the liability of each such Party) amounts equal to the amounts of the Percentage Interest share of the Sole Risk Party of the Advances paid or payable under the relevant approved development Program and Budget until the liability of the Non-Sole Risk Party has been extinguished and such amounts shall be paid in US dollars to the Sole Risk Party:

         (i) within thirty five (35) days of the date of the Government's authorisation in the case of Advances paid prior to such date, and for the purpose of calculating the amount payable under this sub-paragraph any Advance paid in a currency other than US dollars shall be translated to US dollars at the Conversion Rate on the date of the said authorisation; and

         (ii) not less than two (2) Working Days before the due dates for payment of the Advances in the case of Advances to be paid subsequent to the date of the said authorisation, and for the purpose of calculating the amounts payable under this sub-paragraph any Advance to be paid in a currency other than US dollars shall be translated to US dollars at the Conversion Rate on the fourth (4th) Working Day before the due date for payment thereof.

13.4.4 Notwithstanding any of the foregoing provisions of this Article 13.4 the Non-Sole Risk Party on becoming a Sole Risk Party shall assume and maintain responsibility for all royalty and operating costs attributable to its Percentage Interest share in the development.

13.4.5 If a Sole Risk Project has been carried out under Article 13.2.2(ii) and any Party which did not participate in all or part of such Sole Risk Project wishes to become an owner of any data and information thus acquired, then such Party shall pay to the Sole Risk Party (if more than one Party, in proportion to their respective Percentage Interests or in such other proportion as they may have agreed pursuant to Article 13.2.3) an amount equal to the amount it would have contributed to the Joint Account together with interest calculated on a day to day basis at a rate of two percent per annum (2%) above Base Rate from the date upon which the contribution would have been paid had such Sole Risk Project been carried out as part of the Joint Operations until the date of payment under Article 13.4.1. Such amount shall be paid, in cash in the currency or currencies in which the contributions for the costs and expenses would have been made to the Joint Account.

13.5     Sole Risk Development

13.5.1 In the event that a proposal is made to the Operating Committee that a development Program and Budget should be prepared for a particular Discovery, pursuant to Article 11.1.1, and such proposal is rejected then, provided that any appraisal Program approved by the Operating Committee and relating to that Discovery has been completed (but excluding any appraisal work included in an appraisal Program if an AFE therefor has been submitted to the Parties as required under Article
         11.2 and which the Operating Committee has voted against or failed to vote in favour of the same within twenty-eight (28) days after submission), any Party may give notice to the other Parties that it intends to prepare a development Program and Budget for that Discovery. Such Party, together with such of the other Parties as within twenty-eight (28) days of such notice give counter-notice of their wish to participate therein, shall be entitled to proceed with the preparation thereof and to submit the same for approval by the Operating Committee in accordance with Article 11.1.2.

13.5.2   If a development Program and Budget, prepared in accordance with
         Article 13.5.1 or a revised form thereof, is approved by the Operating Committee in accordance with Article 11.1.2, then the Party or Parties which prepared the development Program and Budget shall be entitled to charge all reasonable costs incurred in the preparation thereof to the Joint Account together with interest calculated on a day to day basis at the rate of three (3) per cent above Base Rate from time to time from the date on which the costs were incurred to the date of repayment.

13.5.3 In the event that, following the submission to the Operating Committee of a proposed development Program and Budget for a particular Discovery in accordance with Article 11.1.2, the Operating Committee does not approve such development Program and Budget within the period therein provided, then any Party may serve notice on the other Parties of its intention to develop the Discovery at sole risk. Such notice shall be accompanied by details of its proposed development Program and Budget. Within ninety (90) days of such notice the other Parties may given counter-notice that they wish to participate in the development.

         If all the other Parties elect to participate the Parties shall proceed with the development in accordance with such development Program and Budget and the provisions of Article 11.1.4 shall apply.

13.5.4 If the development of a Discovery is carried out in accordance with the provisions of Article 13.5.3, then the Parties which prepared the development Program and Budget shall be entitled to charge all reasonable costs incurred in the preparation thereof to the Joint Account relating to that Discovery together with interest thereon calculated on a day to day basis at the rate of five (5) per cent per annum above Base Rate from time to time from the date on which the costs were incurred to the date of repayment.

13.5.5 In the event that, following approval by the Operating Committee of a development Program and Budget pursuant to Article 11.1.2 or following any notice served under Article 13.5.3 less than all the Parties, or in the case of Article 13.5.3 less than all the Non-Sole Risk Parties, elect to participate in the development of a Discovery within the periods therein respectively provided, those Parties which elected to participate, or in the case of Article 13.5.3 the Sole Risk Party and those Non-Sole Risk Parties which elected to participate, shall be entitled to proceed with the development of the Discovery at sole risk in accordance with the relevant development Program and Budget provided that if, in connection with or as a condition to the grant or coming into effect of any Government approval (whether by way of the grant of a petroleum lease under the Petroleum Law or in another form ) required in relation to that development Program and Budget, such development Program and Budget has been or is required to be amended (which shall for the avoidance of doubt including any change in the date of commencement of the development or in the proposed depth, or in the objective horizon, or in the number of wells required) then the Parties participating in the development shall as soon as practicable following such authorisation given notice to the other Parties of such amendments and within twenty-eight (28) days of such notice:

         (i) any of the Parties participating in the development of the Discovery may, by notice to all the other Parties, elect not to proceed with the development; and/or

         (ii) any of the Parties not participating in the development of the Discovery may, by notice to all the other Parties, elect to do so.

         Those Parties which, at the expiry of the said period of twenty-eight
         (28) days, are participating in the development shall be obliged to carry it out.

13.5.6 In the event that any of the Parties elects not to proceed with the development under Article 11.1.4 the other Parties shall be entitled to proceed with the development in accordance with the approved development Program and Budget (as amended) and, if they do so proceed, shall be obligated to carry out the development.

13.5.7 In the event that less than all the Parties participate in the development of a Discovery in respect of which no Sole Risk Drilling has been carried out then, unless the Parties participating in such development unanimously agree otherwise, the Percentage Interest of each Party in such development shall be in proportion to its Percentage Interest in the License.

13.5.8 In the event that less than all the Parties participate in the development of a Discovery in respect of which Sole Risk Drilling has been carried out then, unless the Parties participating in such development unanimously agree otherwise:

         (i) if the Party which participated in the first such Sole Risk Drilling (for the purposes of this Article 13.5.8 "Original Sole Risk Party") or if more than one Original Sole Risk Party, all the Original Sole Risk Parties participate in the development, then the Percentage Interest of any Party which was not an Original Sole Risk Party in such development shall equal its Percentage Interest, and the remaining Percentage Interest in the development shall be held by the Original Sole Risk Party (if more than one, in proportion to their Percentage Interests in the License or in such other proportion as they may have agreed under Article 13.2.3); or

         (ii) if less than all the Original Sole Risk Parties participate in the development, then the calculation under (i) above shall first be performed as though all the Original Sole Risk Parties were participating. The Percentage Interests in such development of those Original Sole Risk Parties who do not participate shall then be allocated to all the participating Parties, in proportion to the Percentage Interests obtained in such preliminary calculation.

13.5.9 Any Party which does not participate in the development of a Discovery shall have no further rights in such development.

14.      ACCOUNTING

         The Accounting Procedure is hereby made part of this Agreement. In the event of any conflict between this Agreement and the Accounting Procedure, this Agreement shall prevail. The Accounting Procedure is an inseparable part of this Agreement.

15.      DEFAULT

15.1     Failure to Pay

         If any Party ("DEFAULTING PARTY") fails to pay its full share of any advance by the due date in accordance with the Accounting Procedure:

         (i) Operator shall, as soon as practicable, notify by telex or fax all the Parties of such default;

         (ii) with the exception of the Defaulting Party, each Party ("NON-DEFAULTING PARTY") shall contribute, as hereinafter provided, a share of the amount in default in the proportion that its Percentage Interest bears to the total of the Percentage Interests of the Non-Defaulting Parties and pending receipt of such additional contributions Operator shall make arrangements to meet any commitments falling due by borrowing the necessary funds from outside sources or by making the necessary funds available itself. All costs of any such financing shall be charged to the Non-Defaulting Parties; financing made available by Operator shall bear interest calculated on a day-to-day basis at a rate equal to two (2) percent per annum above Base Rate:

         (iii) within three (3) Working Days following the notification by Operator under (i) above, Operator shall notify all the Parties of the liability of each of the Non-Defaulting Parties to contribute to the amount in default and shall make a further Cash Call accordingly to take effect on the expiration of six (6) Working Days specifies in (iv) below; and

         (iv) if such default continues for more than six (6) Working Days after the date of notification by Operator, each of the Non-Defaulting Parties shall, on the Working Day next following such sixth Working Day, pay the amount notified under (iii) above, and thereafter shall continue to pay, in addition to its share of subsequent Advances, the same proportion of that part of all such subsequent Advances attributed to the Defaulting Party, until such time as the Defaulting Party has remedied its default in full or until forfeiture, as hereinafter provided. Failure by any Party to make such payments shall likewise and with the same results render that Party in default.

15.2     Remedy of Default

         The Defaulting Party shall have the right to remedy the Default at any time prior to forfeiture, as hereinafter provided, by payment in full to Operator or, if the Non-Defaulting Parties have paid any amounts under Article 15.1, the Non-Defaulting Parties, in proportion to the amounts so paid to them, of all amounts in respect of which the Defaulting Party is in Default, which shall include any cost of financing or interest chargeable to the Non-Defaulting Parties pursuant to Article 15.1 (ii), together with interest thereon calculated on a day-to-day basis at a rate equal to three (3) percent per annum above Base Rate from time to time from and including the due date for payment of such amounts until the actual date of payment.

15.3     Continuation of Default

15.3.1 If any Default continues for more than six (6) Working Days after the date of notification by Operator under Article 15.1(i) then, for so long as the Default so continues, the Defaulting Party shall not be entitled to its share of Petroleum which shall instead be owned by the Non-Defaulting Parties in the proportions in which their respective Percentage Interests bear to the total of the Percentage Interests of the Non-Defaulting Parties.

15.3.2 During the continuation of any Default, the Defaulting Party shall not be entitled to be represented at meetings of the Operating Committee or to vote thereat (so that the voting interest of each Party other than the Defaulting Party shall be in the proportion which its Percentage Interest bears to the total Percentage Interests of such Parties). If the Default subsists for six months and the Defaulting Party continues to hold a Percentage Interest, then from the end of that six month period, while the Default subsists, the Defaulting Party shall have no further access to any data and information relating to the Joint Operations. The Defaulting Party shall be bound by decisions of the Operating Committee made during the continuation of the Default.

15.3.3   (i)      In the event that the Default continues for more than
                  thirty (30) days after the date of notification by Operator under Article 15.1(i), then each of the Non-Defaulting Parties shall have the right to have forfeited to it and to acquire, by notice to the other Parties given within fifteen (15) days after such period of thirty (30) days, the interest of the Defaulting Party in the License and in and under this Agreement or, if more than one Non-Defaulting Party exercises such right, its proportionate share of the interest of the Defaulting Party in the License and in and under this Agreement, such share being the proportion in which its Percentage Interest bears to the total Percentage Interests of such Non-Defaulting Parties.

         (ii) If none of the Non-Defaulting Parties exercises its right as is mentioned in Article 15.3.3 (i) then, without prejudice to any rights of the Non-Defaulting Parties, the Parties shall be deemed to have decided to abandon the Joint Operations and (subject to any abandonment agreement entered into pursuant to Article 5.11.3) each Party, including the Defaulting Party, shall pay its Percentage Interest share of the costs of abandoning the Joint Operations.

15.3.4 With respect to Article 15.3.3, any such forfeiture and acquisition of the interest of the Defaulting Party in the License and in and under this Agreement shall be:

         (i)      subject to any necessary consent of the Government;

         (ii) without prejudice to any other rights of each Party other than the Defaulting Party;

         (iii) so forfeited and acquired as beneficial owner or owners free of any charges and encumbrances (other than rent and royalty under the License or under the ERSAN Royalty Interest) but subject to all obligations under this Agreement and the License insofar as the interest assigned is concerned;

         (iv) subject to the Defaulting Party remaining liable and obligated for its Percentage Interest share of all net costs and obligations that in any way relate to the abandonment of the Joint Operations, except to the extent they result from Joint Operations carried out after the date of forfeiture; and

         (v)      effective as of the date of Default;

         and the Defaulting Party shall promptly join in such actions as may be necessary or desirable to obtain any necessary consent of the Government and shall execute and deliver any and all documents necessary to effect any such forfeiture and acquisition and all costs and expenses pertaining to any such forfeiture and acquisition shall be the responsibility of the Defaulting Party.

15.4     In the event that either:

         (a) less than all of the Non-Defaulting Parties acquire the interest of the Defaulting Party in the License and in and under this Agreement by forfeiture and acquisition in terms of
                  Article 15.3.3; or

         (b)      Non-Defaulting Parties acquire such interest otherwise than in proportion to their respective Percentage Interests,
         then not later than the hundredth (100) day after the date of default the Non-Defaulting Parties shall make such cash adjustments between themselves as may be required to ensure that all amounts paid by them under Article 15.1(iv) and interest payable thereon under Article 15.1(ii) are borne and the amounts (if any) recouped from the Defaulting Party are recouped by the Non-Defaulting Parties in proportion to the Percentage Interests of the Non-Defaulting Parties subsequent to forfeiture and acquisition in terms of Article 15.3.3. In the event that the Defaulting Party's Percentage Interest share of Petroleum shall have accrued to the Non-Defaulting Parties in terms of
         Article 15.3.1, such cash adjustments shall take into account the value of the Joint Petroleum share derived by Non-Defaulting Parties from the Defaulting Party's interest in terms of Article 15.3.1. in respect of the period from the date of default to the date of such adjustment.

16.      DISPOSAL OF PETROLEUM

16.1     Right and Obligation

         Subject to the provisions hereinafter contained and subject to the Petroleum Law, in respect of the development of any Discovery:

         (i) as an alternative to receiving under Article 3.1 a share of Net Pre-Tax Revenue derived from the sale of Joint Petroleum by Operator on behalf of the Parties, each Party (excluding, at any time when Article 3.2.5 applies, the holder of the Carried Interest or part thereof, to the extent of the Carried Interest or part thereof held by it) shall have the right to take in kind and separately dispose of its Percentage Interest share of the total quantities of Joint Petroleum available under this Agreement. but excluding the Operator's reasonable estimate of the amount of such Joint Petroleum unavoidably lost in the course of Joint Operations or used by Operator in the conduct of the Joint Operations, and less a quantity of such Joint Petroleum equivalent to that required to satisfy any Government royalty and the obligations of the Parties in relation to the ERSAN Royalty Interest; and

         (ii) Operator, if so required from time to time by a Party, shall arrange for the lifting, marketing, sale and dispose of Joint Petroleum.

16.2     NGLs and Natural Gas

         The Parties recognise that, in the event of the production of NGLs or Natural Gas, it may or will be or become desirable for them to enter into special arrangements for the disposal of the same and they agree that, in such event and upon the request of any of them, their respective representatives shall meet together as necessary to consider their entry into such arrangements and that, if and to the extent that any such arrangements are agreed, they will adopt and undertake the same. Until such time as the Parties have entered into special arrangements for the disposal of NGLs or Natural Gas, all operations with regard to the production of NGLs or Natural Gas shall be governed by the terms and conditions of this Agreement.

17.      CONFIDENTIALITY

17.1     Confidential Data and Information

         Each Party shall, and shall cause its Affiliates to, keep confidential all of the terms of this Agreement and all written and/or electronically stored data and information acquired or received by that Party under this Agreement throughout the term of this Agreement and for a period of two (2) years thereafter; provided, however, that this obligation of confidentiality shall not apply to any disclosure of information:

         (i) that is in or enters the public domain without a breach of a duty of confidentiality by the disclosing Person or was obtained from a third party having no confidentiality restriction to the Parties;

         (ii) the disclosure of which is required of the disclosing Party or its Affiliate by law, regulation, legal process, or order of any court or governmental body having jurisdiction (including applicable State and Federal securities laws, rules and regulations in the USA) or pursuant to the regulations of any securities exchange upon which any of the Parties or its Affiliate is (or is to be) listed or its securities are (or are to be) traded;

         (iii) to any Affiliate or bona fide potential assignee of such Party, and to the employees, agents, consultants, bankers, financial and professional advisers of that Party, its Affiliate or any such bona fide potential assignee, provided that (a) they have a reasonable need to know the information and (b) they are instructed and agree in writing to maintain this information confidential;

         (iv) by AVENUE or its Affiliates or any Person referred to in paragraph (iii) above to whom Avenue has disclosed the same, to investors or targeted potential investors in AVENUE or any Affiliate of AVENUE in connection with a capital raising or the listing of equities.

         In the event of any Party ceasing to hold a Percentage Interest, such Party shall nevertheless remain bound by this Article 17.1.

17.2     Trading Rights

         Operator may, with the prior written approval of all Parties and on such terms and conditions as they may determine, exchange any such data and information for other similar data and information and Operator shall promptly provide all the Parties with a conformed, copy of the agreement regulating such exchange and all such other data and information. Notwithstanding the foregoing provisions of this Article 17, if any Party is also the owner or part owner of such other data and information or otherwise has a right of access to the same, it shall not be entitled to prevent an exchange which has been approved by the other Parties. In the event that the aforesaid proviso is invoked against a Party which is already owner or part owner of the other data and information then:

         (i) that Party shall be entitled to request Operator to use all reasonable endeavours to arrange within ninety (90) days of the exchange approved by all the other Parties, a separate exchange with the third party selected by the Party concerned subject to Operating Committee approval of the third party for such purpose (which approval shall not be unreasonably withheld); and

         (ii) upon receiving a request under sub-paragraph (i) above, Operator shall use all reasonable endeavours to comply with such requests and shall divulge to the Parties, subject to the terms of the said separate exchange, all data and information received pursuant thereto.

17.3     Sole Risk Data

         Notwithstanding Article 17.1 and 17.2 a Sole Risk Party may in its sole discretion exchange any data and information relating exclusively to a Sole Risk Project (and which are not Joint Property) for other similar data and information provided that in the event that one or more Non-Sole Risk Parties discharges in full its liability to the Sole Risk Party under Article 13.4 or (where the data and information exchanged is in respect of Sole Risk testing under Article 13.2.2(i)(c)) Article
         13.3.7 such other data and information shall be disclosed to the Parties discharging such liability provided that in making such disclosure the Sole Risk Party would not be in breach of the terms of the exchange. The Sole Risk Party shall however use all reasonable endeavours to ensure that the data can be disclosed upon the Non-Sole Risk Parties discharging their liability as aforesaid.

18.      PUBLIC ANNOUNCEMENTS

18.1 Subject to Article 18.2, Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations, provided always (except in the case of an emergency pertaining to operations under this Agreement) that no such public announcement or statement shall be issued or made unless prior thereto all the Parties have been furnished with a copy thereof and the approval of the Operating Committee has been obtained.

18.2 No Party shall issue or make any public announcement or statement regarding this Agreement or the Joint Operations unless prior thereto it furnished all the Parties with a copy of such announcement or statement and obtains the approval of the Operating Committee provided that, notwithstanding any failure to obtain such approval, no Party or any Affiliate of such Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with any applicable law, the regulations of a recognized stock exchange or the requirements of the Securities and Exchange Commission of the United States of America.

19.      OUTGOINGS

19.1     Payments to Government

         The Parties shall be liable for the payment of their respective Percentage Interest shares of all sums which may be properly payable under the Petroleum Law and the License, provided that to the extent permitted by the Petroleum Law and the License, Operator shall pay all such sums (including royalties) from the Joint Account.

19.2     ERSAN Royalty Interest

         Operator shall pay to ERSAN from the revenue derived from the sale of Joint Petroleum all sums due and owing to ERSAN in respect of that sale of Joint Petroleum in respect of the ERSAN Royalty Interest.

20.      COVENANT, UNDERTAKING AND RELATIONSHIP

20.1     Covenant and Undertaking

20.1.1   Without prejudice to the overriding responsibility of Operator under
         Article 5.2.2, each Party hereby covenants and undertakes with each other Party that it will comply with all the applicable provisions and requirements of the Petroleum Law and the License and will do all such acts and things within its control as may be necessary to keep and maintain the License in full force and effect.

20.1.2 Each Party hereby covenants and undertakes with each other Party as follows:

         (i) neither it nor any of its Affiliates nor any of their officers, directors, employees, agents, shareholders or representatives (including a consultant) shall make, or cause to be made, in connection with the Licence, the Joint Operations, this Agreement or the transactions contemplated by this Agreement, payments, loans or gifts or promises or offer of payments, loans or gifts of any money or anything of value, directly or indirectly:

                  (a) to or for the use or benefit of any official or employee of any government or agency or instrumentality thereof (including without limitation any enterprise owned or controlled by such government), or any Person acting in an official capacity for or on behalf of any government, department, agency or instrumentality;

                  (b) to or for the use or benefit of any political party or official or candidate thereof, or any official or employee of a public international organization, or any person acting in an official capacity for or on behalf of any political party or public international organization;

                  (c)      in violation of any applicable law; or

                  (d) to any other Person either as an advance or as a reimbursement if it knows that any part of such payment, loan or gift will be directly or indirectly given or paid by such other Person to an official, party, party official or candidate referred to in sub-paragraph (a) or (b) above, or will reimburse such other Person for payments, gifts, or loans previously made, to any such official, party, party official or candidate;

         (ii) the receipt by it of the consideration which may be obtained hereunder or of any funds or interests under Licence does not violate the laws, decrees and regulations of the Republic of Turkey;

         (iii) it shall answer and shall cause each of its officers, directors, employees and attorneys-in-fact, and its Affiliates and their respective officers, directors, employees and attorneys-in-fact, to answer, and shall exert reasonable commercial efforts to cause its and their consultants to answer, in reasonable detail, any questionnaire or other written or oral communications, or any request for information from AVENUE or its outside auditors, relating to the covenants and undertakings set forth in paragraphs (i) and
                  (ii) above; and

         (iv) to provide, on or before the 30th day after notice from AVENUE so requesting, AVENUE with certification to the effect that it has not, and its Affiliates and their personnel have not, made or sought any payments, directly or indirectly, in violation of paragraph (i) or (ii) above.

20.2     Relationship

20.2.1 The liability of the Parties hereunder shall be several and not joint or collective and each Party shall be responsible only for its individual obligations hereunder. It is expressly agreed that it is not the purpose or intention of this Agreement to create, nor shall the same be construed as creating, any mining partnership, commercial partnership or other partnership.

20.2.2 Each Party, to the extent of its Percentage Interest share, agrees to indemnify each other Party, for any claim by or liability to (including any costs and expenses necessarily incurred in respect of such claim or liability) any person not being a Party, arising from or in connection with the Joint Operations.

2.2.3 Nothing in Article 20.2.2 shall require a Party to indemnify a Party in respect of claims against or liabilities of that Party arising from its acts, defaults or omissions as Operator or in any capacity (including as contractor of or service or equipment supplier to the Joint Operations) other than as the holder of a Participating Interest.

21.      ASSIGNMENT AND ENCUMBRANCES

21.1     Restriction

         No assignment or transfer of any interest under the License or this Agreement shall be made by any Party otherwise than in respect of an undivided interest in all or part of its interest in the License and in and under this Agreement (so that any such assignment shall include all or a corresponding part of any interest of such Party in a Sole Risk Project) in accordance with the following provisions of this Article or the provisions of Article 22. In the case of an assignment or transfer of party only of such an interest, that part must equate to a Percentage Interest of not less than 5%.

21.2     Right

21.2.1 Each of the Parties may, subject to any necessary consent and approval of the Government and to the provisions hereinafter contained, at any time upon written notice to the other Parties (accompanied by written confirmation from the Party proposing to assign that the assignment is not being made with the intention that the assignee should thereafter cease to be an Affiliate of such Party) assign all or part of its said interest to an Affiliate of such Party if either:

         (i) the Affiliate has demonstrated to the satisfaction of the other Parties its financial capability to meet its prospective obligations hereunder; or

         (ii) the assigning Party has agreed to remain jointly and severally liable with the Affiliate for the performance of the assigned obligations.

21.2.2 Each of the Parties may at any time assign all or part of its said interest other than as provided in Article 21.2.1 if and only if:

         (i) any necessary consent and approval of the Government to such assignment shall have been obtained; and

         (ii) the remaining, non-assigning Parties shall have consented to such assignment in writing (which consent may only be withheld on the grounds of lack of financial responsibility and capability of the proposed assignee to discharge the obligations under this Agreement as they relate to the interest to be assigned).

21.3     Effective Date

         No such assignment shall be effective or binding upon the Parties until the date upon which the assignor or assignee furnishes all the Parties with:

         (i) an executed or photostatic copy of an instrument evidencing such assignment, together with any necessary consent and approval of the Government; and

         (ii) a written instrument (in form and content satisfactory to the Parties and duly executed by the assignee) under which the assignee accepts and assumes all of the obligations under this Agreement, and complying with the requirements of any abandonment agreement entered into pursuant to Article 5, insofar as the interest assigned is concerned.

21.4     Continuing Obligations

         A Party so assigning all or part of its said interest shall remain liable to the other Parties for all obligations attaching to the interest assigned pursuant to this Article 21 which are incurred prior to the effective date of such assignment and such obligations shall in addition become the obligations of the assignee.

21.4.1 The Parties shall promptly join in such reasonable actions as may be necessary or desirable to obtain any consent and approval of the Government in connection with, and shall execute and deliver any and all documents reasonably necessary to effect, any such assignment.

21.5     Costs

         All costs and expenses pertaining to any such assignment shall be the responsibility of the assignor.

21.6     Encumbrance

         Nothing contained in this Article 21 shall prevent a Party from mortgaging, pledging or otherwise encumbering all or part of its interest in the License and in and under this Agreement for the purpose of security relating to finance provided that:

         (i) such Party shall remain liable for all obligations relating to such interest; and

         (ii) the encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other Parties under this Agreement.

22.      WITHDRAWAL

22.1     Restriction

         No Party may withdraw from the License or this Agreement otherwise than in accordance with the following provisions of this Article.

22.2     Right

22.2.1 Any Party may, subject to Article 22.3, at any time give notice to the other Parties that it wishes to withdraw from the License and this Agreement. Within thirty (30) days of receipt of such notice, any of the other Parties may similarly give notice that it wishes to withdraw form the License and this Agreement. If all the other Parties give such notice no assignment shall take place, the Parties shall be deemed to have decided to abandon the Joint Operations and the License shall be surrendered on the earliest possible date. If less than all the other Parties give such notice, the withdrawing Parties shall withdraw from the License and this Agreement on the earliest possible date and shall assign their respective interests in the License and in and under this Agreement to one or more of the non-withdrawing Parties in accordance with Article 22.3 without any compensation whatsoever, provided that if such an assignment has not been completed within ninety (90) days of the notice, all of the Parties shall be deemed to have decided to abandon the Joint Operations and the License shall be surrendered on the earliest possible date.

22.2.2 If, by the final date permitted under the Petroleum Law for the commencement or completion of drilling in respect of the License (and after taking account of relevant remedy periods normally afforded to licensees by the Government prior to forfeiture of license interests), no well has been spudded or, as applicable, completed as part of the Joint Operations but Sole Risk Drilling has commenced or, as applicable, been completed so as to prevent forfeit of the License, each of the Parties which is not by that time a participant in relation to such Sole

         Risk Drilling shall be deemed to have given notice under Article 22.2.1 of its intention to withdraw from the License and this Agreement.

22.3     Conditions

         With respect to Article 22.2:

         (i) a withdrawing Party shall assign all of its interest to such non-withdrawing Parties as wish or are obliged to accept it, which shall (unless otherwise agreed by such non-withdrawing Parties) be allocated to them in the proportion in which their respective Percentage Interests prior to the effective date of withdrawal (as hereinafter defined) bears to the total of the same;

         (ii) a withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any consent of the Government in connection with, and shall execute and deliver any and all documents necessary to effect, any such assignment. A withdrawal shall not be effective and binding upon the Parties until the date upon which the same shall have been done ("the effective date of withdrawal", provided that if no such consent is required "the effective date of withdrawal" shall be the date of expiry of the period of thirty (30) days referred to in Article 22.2.1);

         (iii) a withdrawing Party shall promptly join in all actions required by the other Parties for the maintenance of the License provided that its participation in such actions shall not cause it to incur, after the date on which notice of withdrawal is given, any financial obligations except as provided in this Article 22;

         (iv) a withdrawing Party shall pay all fines and penalties which may be prescribed by the Government and all reasonable and documented costs and expenses incurred by the other Parties in connection with such withdrawal;

         (v) a withdrawing Party shall not be allowed to withdraw from the License and this Agreement if its interest is subject to any liens, charges or encumbrances (other than (a) rents and royalties due under the License or the Petroleum Law (b) the ERSAN Royalty Interest (as defined in the Farmin Agreement referred to in Recital A to this Agreement) and (c) a lien, charge or encumbrance granted in favour of all of the other parties and securing the performance of obligations under this Agreement), unless the other Parties are willing to accept the assignment subject to such additional liens, charges or encumbrances;

         (vi) unless the Party or Parties acquiring its interest agree to accept the withdrawing Party's liabilities and obligations, a withdrawing Party shall remain liable and obligated for its Percentage Interest share of all expenditure accruing to the Joint Account under any Program and Budget approved by the Operating Committee and authorized by AFE prior to the date on which notice of withdrawal is given, even if the operations concerned are to be implemented thereafter, provided always that this sub-paragraph (vi) shall not render a withdrawing Party liable for any amounts which such Party would not have been obliged to pay had it not withdrawn; and

         (vii) a withdrawing Party shall remain liable and obligated for its share of all costs and obligations that in any way relate to the abandonment of Joint Operations or a Sole Risk Project in which such withdrawing Party participated in accordance with any abandonment agreement entered into pursuant to Article 5 or with the provisions of this Agreement if abandonment operations commence within three (3) years after the effective date of withdrawal.

23.      FORCE MAJEURE

23.1 The obligations of each of the Parties hereunder, other than the obligations to make payment of money, shall be suspended during the period and to the extent that such Party is prevented or hindered from complying therewith by "Force Majeure" (as hereinafter defined). In such event, such Party shall give notice of suspension as soon as reasonably possible to the other Parties stating the date and extent of such suspension and the cause thereof. Any of the Parties whose obligations have been suspended as aforesaid shall resume the performance of such obligations as soon as reasonably possible after the removal of the cause and shall so notify all the other Parties.

23.2.1 In this Article 23 "Force Majeure" means any cause beyond the reasonable control of a Party provided that a lack of funds shall not constitute "Force Majeure".

24       APPLICABLE LAW AND ARBITRATION

24.1 This Agreement shall be governed by and construed in accordance with laws of the State of California, USA, excluding any provisions thereof which would require the application of the laws of any other jurisdiction.

24.2     Arbitration

24.2.1 All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved under the rules of the London Court of International Arbitration, which rules are deemed to be incorporated by reference to this Article.

24.2.2. The number of arbitrators shall be one (or three if the Parties mutually so agree).

24.2.3   The seat or place of the arbitration shall be California, USA.

24.2.4   The language to be used in the arbitral proceedings shall be English.

24.2.5 The arbitrators' award may include compensatory damages against either Party, but under no circumstances shall the arbitrators be authorized to nor shall they award punitive damages or multiple damages against any Party.

24.2.6 The Parties hereby exclude any right of application or appeal to any court, to the extent that they may validly so agree, and in particular in connection with any question of law arising during the course of the arbitration or out of the arbitration panel.

25.      NOTICES

25.1     Manner of service

         Any notice or other communication (a "COMMUNICATION") which any Party may desire to give or deliver in connection with this Agreement shall be in writing and shall be delivered by hand or sent by fax to the addressee at its address or fax number and marked for the attention of the person set out in clause 11.3. Any such notice sent by fax shall be confirmed in hard copy form by post or by hand, provided that this shall not prevent the notice from having been effectively delivered upon receipt by the addressee of the relevant fax.

25.2     Time of notice

         A Communication shall be deemed to have been given and received:

         (i)      if delivered by hand, at the time of delivery; or

         (ii) if sent by fax, on acknowledgment of the addressee's facsimile receiving equipment (where such acknowledgment occurs before 1700 hours on the day of acknowledgment and such day is a Working Day in the place of the addressee's address given below) or (in any other case) on the Working Day following the day of such acknowledgement.

25.3     Addresses

         The current addresses, fax numbers and, where applicable, contact names of the Parties for the purposes of Communications are as follows:

         AME and ERSAN:
         c/- ALADDIN MIDDLE EAST LTD
         Attn: Mr Oyman Sayer
         Sogutozu Caddesi No:23
         Balgat-Ankara*
         06520 Turkey

         Tel: +90.312.2871915 or 287 1988
         Fax:+90.312.2873357 or 287 5768

         AVENUE:
         Attn: Mr Jonathan Herzog
         15303 Ventura Blvd.,
         9th Fl. Sherman Oaks,
         CA, USA and

         Tel: +818 380 3020
         Fax:+818 380 3021

         Copied to:
         Attn: Mr Jonathan Herzog
         34-36 Punt Road,
         Windsor,
         Melbourne,
         Australia,.

         Tel: +613 9533 7800
         Fax:+613 9533 7900

         And to:
         Dr Jaap Poll
         45 Philip Road,
         Dalkeith, WA 6009
         Australia

         Tel: +61 8 9386 2045
         Fax: + 61 8 9386 2053

         A Party may change its address, fax number or contact name for the purpose of Communications by serving notice on the other Parties in accordance with this Article.

26.      MISCELLANEOUS

26.1 This Agreement shall be prepared in the English language and no translation into any other language shall be utilized in its interpretation. During the implementation of this Agreement the English language shall be used as working language. Without prejudice to the foregoing, the Parties shall arrange for the preparation of a Turkish translation of this Agreement solely for the purpose of submission to the Government.

26.2 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.3 All schedules referred to herein and attached hereto, including the Accounting Procedure, are by this reference incorporated herein as an integral part of this Agreement.

26.4 This Agreement shall be binding upon and ensure to the benefit of the Parties hereto and their successors and permitted assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

ALADDIN MIDDLE EAST LTD.
By: /s/ Oyman Sayer
Mr Oyman Sayer
Executive Vice-President and
General Manager

ERSAN PETROL SANAYII A.S.
By: /s/ Oyman Sayer
Mr Oyman Sayer
Executive Vice-President and
General Manager

AVENUE ENERGY INC.
By: /s/ Jonathan Herzog
Mr. Jonathan Herzog
President

                                   SCHEDULE 1



                          TO JOINT OPERATING AGREEMENT

                                     BETWEEN

                             ALADDIN MIDDLE EAST LTD

                            ERSAN PETROL SANAYII A.S.

                                       AND

                               AVENUE ENERGY INC.




                              ACCOUNTING PROCEDURE

                                TABLE OF CONTENTS

SCHEDULE 1 TO JOINT OPERATING AGREEMENT

SECTION                                                                    PAGE

SECTION I GENERAL PROVISIONS..................................................1
1.1           Purpose.........................................................1
1.2           Conflict........................................................1
1.3           Definitions.....................................................1
1.4           Joint Account Records and Currency Exchange.....................1
1.5           Statements and Billings.........................................2
1.6           Bank Accounts...................................................4
1.7           Payments and Advances...........................................4
1.8           Adjustments.....................................................6
1.9           Audits..........................................................7
1.10          Allocations.....................................................8
SECTION II DIRECT CHARGES.....................................................8
2.1           Licenses, Permits, Etc..........................................8
2.2           Salaries, Wages and Related Costs...............................8
2.3           Employee Relocation Costs......................................11
2.4           Offices, Camps, and Miscellaneous Facilities...................11
2.5           Material.......................................................11
2.6           Exclusively Owned Equipment and
              Facilities of Operator and Affiliates..........................12
2.7           Services.......................................................12
2.8           Insurance......................................................12
2.9           Damages and Losses to Property.................................12
2.10          Litigation and Legal Expenses..................................13
2.11          Taxes and Duties...............................................13
2.12          Other Expenditures.............................................13
SECTION III INDIRECT CHARGES.................................................14
3.1           Purpose........................................................14
3.2           Amount.........................................................14
3.3           Exclusions.....................................................14
3.4           Indirect Charge for Projects...................................15
3.5           Changes........................................................15

SECTION IV ACQUISITION OF MATERIAL...........................................15
4.1           Acquisitions...................................................15
4.2           Materials Furnished by Operator................................15
4.3           Premium Prices.................................................16
4.4           Warranty of Material Furnished by Operator.....................16
SECTION V DISPOSAL OF MATERIALS..............................................17
5.1           Disposal.......................................................17
5.2           Material purchased by a Party or Affiliate.....................17
5.3           Division In Kind...............................................17
5.4           Sales to Third Parties.........................................17
SECTION VI INVENTORIES.......................................................18
6.1           Periodic Inventories - Notice and Representation...............18
6.2           Special Inventories............................................18
SECTION VII BUDGETING AND AFES...............................................18
7.1           Budget Preparation.............................................18
7.2.          Procedure for Budget Approval..................................20
7.3           Budget Approval and AFE Approval...............................20
7.4.          Sub-Division of Budgets for Approval by AFE and for Control....20
7.5.          Authorisation for Expenditure..................................21
SECTION VIII OVERRIDING PROVISIONS...........................................22
8.1           General........................................................22
8.2           Farmin and Participation Agreement.............................22
8.3           Pre-Agreement costs............................................22

                                    SECTION I
                                    ---------

                               GENERAL PROVISIONS
                               ------------------

1.1      PURPOSE.

         1.1.1 The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement which reflect the costs of Joint Operations to the end that no Party shall gain or lose in relation to other Parties.

                  It is intended that approval of a Program and Budget and AFE's as provided in the Agreement shall constitute approval of the rates and allocation methods used therein to currently charge the Joint Account, but subject to verification by audit at a later date as provided in the Accounting Procedure.

         1.1.2 The Parties agree, however, that if the methods prove unfair or inequitable to Operator or Non-Operators, the Parties shall meet and in good faith endeavor to agree on changes in methods deemed necessary to correct any unfairness or inequity.

1.2 CONFLICT . In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement or of the Farmin and Participation Agreement, the provisions of the Agreement or, as the case may be, of the Farmin and Participation Agreement shall, to the extent of the conflict, prevail.

1.3 DEFINITIONS. The definitions contained in Article 1 of the Agreement shall apply to this Accounting Procedure and have the same meanings when used herein. Certain terms used herein are defined as follows:

         "THE AGREEMENT" shall mean the main body (Articles 1 to 26) of the Joint Operating Agreement to which this Accounting Procedure is a schedule.

         "COUNTRY OF OPERATIONS" shall mean Republic of Turkey.

         "MATERIAL" shall mean personal property (including, but not limited to, equipment and supplies) acquired and held for use in Joint Operations.

1.4      JOINT ACCOUNT RECORDS AND CURRENCY EXCHANGE.

         1.4.1 Operator shall at all times maintain and keep true and correct records of the production and disposition of all Petroleum and Natural Gas, and of all costs and expenditures under the Agreement, as well as other data necessary or proper for the settlement of accounts between the Parties in connection with their rights and obligations under the Agreement and to enable Parties to comply with their respective applicable income tax and other laws.

         1.4.2 Operator shall maintain accounting records pertaining to Joint Operations in accordance with generally accepted accounting practices used in the international petroleum industry and any applicable statutory obligations of the Country of Operations as well as the provisions of the License and the Agreement.

         1.4.3 Joint Account records shall be maintained by Operator in the English language and in United States of America ("U.S.") currency and in such other language and currency as may be required by the laws of the Country of Operations. Conversions of currency shall be recorded at the rate actually experienced in that conversion. Currency translations for expenditures and receipts shall be recorded at the arithmetic average of the buying and selling rates at the close of business on the last Working Day of the preceding Month as published by the Central Bank of Turkey, or if not published by the Central Bank of Turkey, then by the clearing bank with whom the Parties commingled Dollar denominated funds are maintained.

         1.4.4 Any currency exchange gain or losses shall be credited or charged to the Joint Account, except as otherwise specified in this Accounting Procedure.

         1.4.5 This Accounting Procedure shall apply, mutatis mutandis, to Exclusive Operations in the same manner that it applies to Joint Operations; provided, however, that the charges and credits applicable to Consenting Parties shall be distinguished by an Exclusive Operation Account. For the purpose of determining and calculating the remuneration of the Consenting Parties, including the premiums for Exclusive Operations, the costs and expenditures shall be expressed in U.S. currency (irrespective of the currency in which the expenditure was incurred).

         1.4.6 The accrual basis for accounting shall be used in preparing accounts concerning the Joint Operations.

1.5      STATEMENTS AND BILLINGS.

         1.5.1 Unless otherwise agreed by the Parties, Operator shall submit Monthly to each Party, on or before the 10th Day of each Month, statements of the costs and expenditures incurred during the prior Month, indicating by appropriate classification the nature thereof, the corresponding budget category, and the portion of such costs charged to each of the Parties.

                  These statements, as a minimum, shall contain the following information:

                  - advances of funds setting forth the currencies received from each Party

                  -        the share of each Party in total expenditures

                  -        the current account balance of each Party

                  - summary of costs, credits, and expenditures on a current Month, Year-to-date, and inception-to-date basis or other periodic basis, as agreed by Parties

                  - details of unusual charges and credits in excess of U.S. dollars five thousand (U.S.$5,000.00).

         1.5.2 Operator shall, upon request, furnish a description of the accounting classifications used by it.

         1.5.3 Amounts included in the statements and billings shall be expressed in U.S. currency and reconciled to the currencies advanced.

         1.5.4 Each Party shall be responsible for preparing its own accounting and tax reports to meet the requirements of the Country of Operations and of all other countries to which it may be subject. Without limiting the foregoing, each Party acknowledges that it will keep its records and accounts in accordance with Turkish Accounting Procedures and Fiscal Procedure Law as published in the Turkish Official Gazette on
                  10.01.1961 Law Number 213. Operator, to the extent that the information is reasonably available from the Joint Account records, shall provide Non-Operators in a timely manner with the necessary statements to facilitate the discharge of such responsibility.

1.6      BANK ACCOUNTS.

         1.6.1 Operator shall open and maintain a single set of bank accounts for the Joint Operations. Should there be a change in Operator under the Agreement (other than pursuant to a transfer to an Affiliate), then separate bank accounts shall thereafter be maintained by the successor Operator. To the extent permitted by applicable law and regulations, Operator will utilise interest bearing accounts when possible so temporary short term cash balances held pending disbursement can earn interest.

         1.6.2 The bank accounts shall be denominated in Dollars and Turkish Lira and any other foreign currency that Operator deems necessary.

         1.6.3 Operator shall notify the Parties of the name of the bank and the account numbers on opening of each account.

         1.6.4 The accounts shall be established in the Republic of Turkey and/or any other country the Operating Committee may deem appropriate.

         1.6.5 Operator may not commingle in any of the accounts its own funds.

1.7      PAYMENTS AND ADVANCES.

         1.7.1 Not less than ten (10) days prior to the beginning of each Month, Operator shall furnish the Parties with a Cash Call, requesting an Advance or Advances for such Month and showing estimated Cash Calls for the two (2) Months immediately following that Month. The amount requested in a Cash Call shall be Operator's estimate of the amount required from the Parties to enable Operator to defray the net cash payments, being cash payments less cash receipts as adjusted for cash on hand, due in the relevant Month under obligations properly incurred by Operator in connection with the Joint Operations and in accordance with the Agreement.

         1.7.2 Each Cash Call shall be made in writing and delivered to all Non-Operators not less than fifteen (15) Days before the payment due date and shall be accompanied by a statement indicating the Budget and, where applicable, AFEs for which the funds are required and the amounts attributed to each major budget heading for which the funds are required, analysed by Budget and, where applicable, AFE. The due date for payment of such Advances shall be set by Operator but shall be no sooner than the first Day of the Month for which the Advances are required. All Advances shall be made without bank charges. Any charges related to receipt of Advances from a Non-Operator shall be borne by that Non-Operator.

         1.7.3 Each Non-Operator shall wire transfer its share of the full amount of each such cash call to Operator on or before the due date, in the currencies requested, and to a bank account established under Section 1.6 designated by Operator and denominated in the relevant currency. If currency provided by a Non Operator is other than as requested, the entire cost of converting to the requested currency shall be charged to that Non-Operator.

         1.7.4 Notwithstanding the provisions of Section 1.7.2, should Operator be required to pay any sums of money for the Joint Operations which were unforeseen at the time of providing the Non-Operators with said estimates of its requirements and which have been authorised by the Parties in an approved Budget and, if applicable, an AFE, or are incurred pursuant to and in accordance with Article 5.8 of the Agreement, Operator may make a written request of the Non-Operators for special advances covering the Non-Operators' share of such payments. Each such Non-Operator shall make its proportional special advances within ten (10) Days after receipt of such notice.

         1.7.5 If a Non-Operator's advances exceed its share of cash expenditures, the next succeeding cash advance requirements, after such determination, shall be reduced accordingly. A Non-Operator may request that its excess advances be refunded. Operator shall make such refund within ten (10) Days after receipt of the Non-Operator's request provided that the amount is in excess of the requesting Non-Operator's share of the cash advance requirements for the succeeding Month.

         1.7.6 If Non-Operator's advances are less than its share of cash expenditures, the deficiency shall, at Operator's option, be added to subsequent cash advance requirements or be paid by Non-Operator within ten (10) Days following the receipt of Operator's billing to Non-Operator for such deficiency.

         1.7.7 If, under the provisions of the Agreement, Operator is required to segregate funds received from the Parties, any interest received on such funds shall be applied against the next succeeding cash call or, if directed by the Operating Committee, distributed quarterly. The interest thus received shall be allocated to the Parties on an equitable basis taking into consideration date of funding by each Party to the accounts in proportion to the total funding into the account. A Monthly statement summarizing receipts, disbursements, transfers to each joint bank account and beginning and ending balances thereof shall be provided by Operator to the Parties. Any interest received by Operator from interest-bearing accounts containing commingled funds received from the Parties shall be credited to the Parties in accordance with the allocation procedure as set forth above.

         1.7.8 Subject to governmental regulation, Operator shall have the right, at any time and from time to time, to convert the funds advanced or any part thereof to other currencies to the extent that such currencies are then required for operations. The cost of any such conversion shall be charged to the Joint Account.

         1.7.9 Operator shall endeavor to maintain funds held for the Joint Account in bank accounts at a level consistent with that required for the prudent conduct of Joint Operations.

         1.7.10 If under the Agreement, Operator is required to segregate funds received from or for the Joint Account, the provisions under this Section 1.7 for payments and Advances by Non-Operators shall apply also to Operator.

1.8 ADJUSTMENTS. Payments of any advances or billings shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any Year shall conclusively be presumed to be true and correct after twenty-four (24) Months following the end of such Year, unless within the said twenty-four (24) Month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. Failure on the part of a Non-Operator to make claim on Operator for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making claims for adjustment thereon. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of the Property as provided for in Section VI. Operator shall be allowed to make adjustments to the Joint Account after such twenty-four (24) Month period if these adjustments result from audit exceptions outside of this Agreement, third party claims, or Government requirements. Any such adjustments shall be subject to audit within the time period specified in Section 1.9.1.

1.9      AUDITS.

         1.9.1 A Non-Operator, upon at least sixty (60) Days advance notice in writing to Operator and all other Non-Operators, shall have the right to audit the Joint Accounts and records of Operator relating to the accounting hereunder for any Year within the twenty-four (24) Month period following the end of such Year. The cost of each such audit shall be borne by Non-Operators conducting the audit. It is provided, however, that Non-Operators must take written exception to and make claim upon the Operator for all discrepancies disclosed by said audit within said twenty-four (24) Month period. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Operator. Operator and Non-Operators shall make every effort to resolve any claim resulting from an audit within a reasonable period of time.

         1.9.2 In connection with any audit under Section 1.9.1, a Non-Operator may audit the records of an Affiliate of Operator relating to that Affiliate's charges. The provisions of this Accounting Procedure shall apply mutatis mutandis to such audit. Operator shall procure its relevant Affiliates facilitat6e any such audit.

         1.9.3 At the conclusion of each audit, each Party shall endeavour to settle outstanding matters with Operator and shall circulate a written report concerning unresolved items to all the Parties within two (2) Months of the conclusion of each audit. The report shall include all claims arising from such audit together with comments pertinent to the operation of the accounts and records. Operator shall reply to the report in writing as soon as possible and in any event not later than two (2) Months following receipt of the report. Should the Parties (or any of them) consider that the report or reply requires further investigation of any item therein, such Parties shall have the right to conduct further investigation in relation to such matter notwithstanding that the said period of twenty-four (24) Months may have expired. Such further investigation shall be commenced within ninety (90) days and be concluded within one hundred and twenty (120) days of the receipt of such report or reply.

         1.9.4 All adjustments resulting from an audit agreed between Operator and the Parties conducting the audit shall be rectified promptly in the Joint Account by Operator and reported to the other Parties. If any dispute shall arise in connection with an audit, it shall be referred to the Operating Committee. If Operator and such Parties are unable to reach final agreement on a proposed audit adjustment and the amount in dispute is in excess of $20,000, and either Operator or such Parties so desire, such adjustment may be referred by the Operating Committee to an internationally recognised independent firm of public accountants selected by such other Parties and approved by Operator, such approval not to be unreasonably withheld. The decision of such firm of public accountants shall be final and binding upon the Parties.

         1.9.5 Any information obtained by a Non-Operator under the provisions of this Section 1.9 which does not relate directly to the Joint Operations shall be kept confidential and shall not be disclosed to any party, except as would otherwise be permitted by Article 17 of the Agreement.

         1.9.6 In the event that the Operator is required by law to employ a public accounting firm to audit the Joint Account and records of Operator relating to the accounting hereunder, the cost thereof shall be a charge against the Joint Account, and a copy of the audit shall be furnished to each Party.

1.10 ALLOCATIONS. If it becomes necessary to allocate any costs or expenditures to or between Joint Operations and any other operations, such allocation shall be made on an equitable basis. Upon request, Operator shall furnish a description of its allocation procedures pertaining to these costs and expenditures.

                                   SECTION II
                                   ----------

                                 DIRECT CHARGES
                                 --------------

Subject to the Agreement, Operator shall charge the Joint Account with all costs and expenditures incurred after the date of the Agreement in connection with Joint Operations. Charges for services normally provided by an operator which are provided by Operator's Affiliates shall reflect the cost to the Affiliate, excluding profit, for performing such services, except as otherwise provided in
Section 2.6.

The costs and expenditures shall be recorded as required for the settlement of accounts between the Parties hereto in connection with the rights and obligations under this Agreement and for purposes of complying with the tax laws of the Country of Operations and of such other countries to which any of the Parties may be subject. Without in any way limiting the generality of the foregoing, chargeable costs and expenditures shall include:

2.1 LICENSES, PERMITS, ETC. All costs, if any, attributable to the acquisition, maintenance, renewal or relinquishment of licenses, permits, contractual and/or surface rights acquired for Joint Operations, when paid by Operator in accordance with the provisions of the Agreement provided that no such amount shall be charged to the Joint Account where payment of that amount, or of an amount in lieu thereof, is provided for in clause 6.5 of the Farmin and Participation Agreement.

2.2      SALARIES, WAGES AND RELATED COSTS.

         2.2.1 Costs related to the employees of Operator and its Affiliates in the Country of Operations directly engaged in Joint Operations whether temporarily or permanently assigned, as more particularly set out below. For the avoidance of doubt, costs related to any such employees shall not be charged to the Joint Account to the extent they relate to activities of the Operator or its Affiliates carried out other than in pursuance of the duties of the Operator under the Agreement (e.g. where the Operator or its Affiliate are acting as contractor for the Parties in relation to drilling operations).

         2.2.2 Salaries and wages, including everything constituting the employees' total compensation. To the extent not included in salaries and wages, the Joint Account shall also be charged with the cost to Operator of holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, bonuses, and other customary allowances applicable to the salaries and wages chargeable hereunder, as well as costs to Operator for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalization, retirement, and other benefit plans of a like nature applicable to labor costs of Operator. Operator's employees participating in Country of Operations benefit plans may be charged at a percentage rate to reflect payments or accruals made by Operator applicable to such employees. Such accruals for Country of Operations benefit plans shall not be paid by Non-Operators, unless otherwise approved by the Operating Committee, until the same are due and payable to the employee, upon withdrawal of a Party pursuant to the Agreement, or upon termination of the Agreement, whichever occurs first.

         2.2.3 Expenditures or contributions made pursuant to assessments imposed by governmental authority for payments with respect thereto or on account of such employees.

         2.2.4 Salaries and wages charged in accordance with Operator's usual practice, when and as paid or accrued, or on a basis of the Operator's average cost per employee for each job category; and the rates to be charged shall be reviewed at least annually. In determining the average cost per employee for each job category, expatriate and national employee salaries and wages shall be calculated separately. During a given period of time it is understood that some costs for salaries and wages may be charged on an actual basis while the remaining costs for salaries and wages are charged at a rate based upon the above described average cost.

         2.2.5 Reasonable expenses (including related travel costs) of those employees whose salaries and wages are chargeable to the Joint Account under Section 2.2.1 of this Section II and for which expenses the employees are reimbursed under the usual practice of Operator.

         2.2.6 All personnel who are not engaged exclusively on the Joint Operations and are under the direct control of Operator or its Affiliates will maintain time sheets for the purpose of charging salary and related benefits to the Joint Account. Time sheets will record time worked on the Joint Operations and all other operations whether such personnel are engaged full time or part time on the Joint Operations and will show the time worked on the various projects and other classifications of cost to enable personnel costs to be shown separately for budget and cost control purposes.

                  Indirect time such as annual holidays, public holidays, sickness, staff training, general supervisory duties, general administration, and other like items shall be allocated both to Joint Operations and to other operations in the same ratio as direct time writing.

         2.2.7 The amount to be charged to the Joint Account for each employee referred to in Section 2.2.1 shall be the proportion of Operator's or any of its Affiliates' actual cost of salaries and related benefits for each such person that the time worked by such person on the Joint Operations including indirect time allocation bears to the total time worked by such person as shown on the time sheets, provided that payments in respect of retirement and severance and other like items shall be allocated equitably to the Joint Operations and other operations of Operator and its Affiliates which have benefited from the services of the staff involved.

2.3      EMPLOYEE RELOCATION COSTS.

         2.3.1 Except as provided in Section 2.3.3, Operator's cost of employees' relocation to or from the License Area vicinity or location where the employees will reside or work, whether permanently or temporarily assigned to the Joint Operations. If such employee works on other activities in addition to Joint Operations, such relocation costs shall be allocated on an equitable basis.

         2.3.2 Such relocation costs shall include transportation of employees, families, personal and household effects of the employee and family, transit expenses, and all other related costs in accordance with Operator's usual practice.

         2.3.3 Relocation costs from the vicinity of the License Area to another location classified as a foreign location by Operator shall not be chargeable to the Joint Account unless such foreign location is the point of origin of the employee.

2.4 OFFICES, CAMPS, AND MISCELLANEOUS FACILITIES. Cost of maintaining any offices, sub-offices, camps, warehouses, housing, and other facilities of the Operator and/or Affiliates directly serving the Joint Operations. If such facilities serve operations in addition to the Joint Operations the costs shall be allocated to the properties served on an equitable basis.

2.5. MATERIAL. Cost, net of discounts taken by Operator, of Material purchased or furnished by Operator as specified in Section IV of this Accounting Procedure. So far as it is reasonably practical and consistent with efficient and economical operation, only such Material shall be purchased for, and the cost thereof charged to, the Joint Account as may be required for immediate use.

2.6 EXCLUSIVELY OWNED EQUIPMENT AND FACILITIES OF OPERATOR AND AFFILIATES. Charges for exclusively owned equipment, facilities, and utilities of Operator and its Affiliates at rates not to exceed the average commercial rates of non-affiliated third parties then prevailing for like equipment, facilities, and utilities for use in the area where the same are used hereunder. On request, Operator shall furnish

         Non-Operators a list of rates and the basis of application. Such rates shall be revised from time to time if found to be either excessive or insufficient, but not more than once every six months.

         Drilling tools and other equipment lost in the hole or damaged beyond repair may be charged at replacement cost less depreciation plus transportation costs to deliver like equipment to the location where used.

2.7 SERVICES. The cost of services provided by third parties including Affiliates of Operator. Such charges for services by Operator's Affiliates shall not exceed those currently prevailing if performed by non-affiliated third parties, considering quality and availability of services.

2.8 INSURANCE. Premiums paid for insurance required by law or the Agreement to be carried for the benefit of the Joint Operations.

2.9      DAMAGES AND LOSSES TO PROPERTY.

         2.9.1 All costs or expenditures necessary to replace or repair damages or losses incurred by fire, flood, storm, theft, accident, or any other cause. Operator shall furnish Non-Operators written notice of damages or losses incurred in excess of twenty thousand U.S. dollars (U.S. $20,000.00) as soon as practical after report of the same has been received by Operator. All losses in excess of five thousand U.S. dollars (U.S. $5,000.00) shall be listed separately in the monthly statement of costs and expenditures.

         2.9.2 Credits for settlements received from insurance carried for the benefit of Joint Operations and from others for losses or damages to Joint Property or Materials. Each Party shall be credited with its Participating Interest share thereof except where such receipts are derived from insurance purchased by Operator for less than all Parties in which event such proceeds shall be credited to those Parties for whom the insurance was purchased in the proportion of their respective contributions toward the insurance coverage.

         2.9.3 Expenditures incurred in the settlement of all losses, claims, damages, judgments, and other expenses for the account of Joint Operations.

2.10 LITIGATION AND LEGAL EXPENSES. The costs and expenses of litigation and legal services necessary for the protection of the Joint Operations under this Agreement as follows:

         2.10.1 Legal services necessary or expedient for the protection of the Joint Operations, and all costs and expenses of litigation, arbitration or other alternative dispute resolution procedure, including reasonable attorneys' fees and expenses, together with all judgments obtained against the Parties or any of them arising from the Joint Operations.

         2.10.2 If the Parties shall so agree, actions or claims affecting the Joint Operations may be handled by the legal staff of one or any of the Parties; and a charge commensurate with the reasonable costs of providing and furnishing such services rendered may be made by the Party providing such service to Operator for the Joint Account, but no such charges shall be made until approved by the Parties.

2.11 TAXES AND DUTIES. All taxes, duties, assessments and governmental charges, of every kind and nature, assessed or levied upon or in connection with the Joint Operations, other than any that are measured by or based upon the revenues, income and net worth of a Party.

         If Operator or an Affiliate is subject to income or withholding tax as a result of services performed at cost for the operations under the Agreement, its charges for such services may be increased by the amount of such taxes incurred (grossed up).

2.12 OTHER EXPENDITURES. Any other costs and expenditures incurred by Operator for the necessary and proper conduct of the Joint Operations in accordance with approved Programs and Budgets and not covered in this Section II or in Section III.

                                   SECTION III
                                   -----------

                                INDIRECT CHARGES
                                ----------------

3.1 PURPOSE. Operator shall charge the Joint Account monthly for the cost of indirect services and related office costs of Operator and its Affiliates not otherwise provided for in this Accounting Procedure. These costs are such that it is not practical to identify or associate them with specific projects but are for services which provide Operator with needed and necessary resources which Operator requires and provide a real benefit to Joint Operations. No cost or expenditure included under Section II shall be included or duplicated under this Section III.

3.2 AMOUNT. The charge for the period beginning with the Year through the end of the period covered by Operator's invoice ("Year-to-Date") under
         Section 3.1 above shall be a percentage of the Year-to-Date expenditures, calculated on the following scale (U.S. Dollars):

                  Annual Expenditures

                  $0 to $1,000,000 of expenditures =  5 %

                  Next $1,500,000 of expenditures =  3 %

                  Next $3,500,000 of expenditures = 2 %

                  Excess above $6,000,000 of expenditures = 1%

         A minimum amount of U.S.$2,500 shall be assessed each month.

         Notwithstanding the foregoing, the indirect rates and related calculation method for development operations and for production operations shall be agreed upon by the Parties prior to the submission of the first annual Budget for those phases of operations.

3.3 EXCLUSIONS. The expenditures used to calculate the monthly indirect charge shall not include expenditures incurred or relating to a period or time prior to the date of the Agreement, the indirect charge, rentals on surface rights acquired and maintained for the Joint Account, any payments under the Farmin and Participation Agreement or in respect of the works and operations referred to in clauses 3 to 6 (both inclusive) of that agreement, guarantee deposits, pipeline tariffs, concession acquisition costs, bonuses paid in accordance with the License, royalties and taxes paid under the License, expenditures associated with major construction projects for which a separate indirect charge is established hereunder, payments to third parties in settlement of claims, and other similar items.

         Credits arising from any government subsidy payments, disposition of Material, and receipts from third parties for settlement of claims shall not be deducted from total expenditures in determining such indirect charge.

3.4 INDIRECT CHARGE FOR PROJECTS. As to major construction projects (such as, but not limited to, pipelines, gas reprocessing and processing plants, and final loading and terminalling facilities) when the estimated cost of each project amounts to more than one hundred thousand dollars (U.S. $100,000.00) a separate indirect charge for such project shall be set by the Operating Committee at the time of approval of the project.

3.5 CHANGES. The indirect charges provided for in this Section III may be amended periodically by mutual agreement between the Parties if, in practice, these charges are found to be insufficient or excessive.

                                   SECTION IV
                                   ----------

                             ACQUISITION OF MATERIAL
                             -----------------------

4.1 ACQUISITIONS. Materials purchased for the Joint Account shall be charged at net cost paid by the Operator. The price of Materials purchased shall include, but shall not be limited to export broker's fees, insurance, transportation charges, loading and unloading fees, import duties, license fees, and demurrage (retention charges) associated with the procurement of Materials, the purchasing fee provided for in Section 2.5.1, and applicable taxes, less all discounts taken.

4.2 MATERIALS FURNISHED BY OPERATOR. Materials required for operations shall be purchased for direct charge to the Joint Account whenever practicable, except the Operator may furnish such Materials from its stock under the following conditions:

         4.2.1 NEW MATERIALS (CONDITION "1"). New Materials transferred from the warehouse or other properties of Operator shall be priced at net cost determined in accordance with Section 4.1 above, as if Operator had purchased such new Material just prior to its transfer.

         Such net costs shall in no event exceed the then current market price.

         4.2.2    USED MATERIALS (CONDITIONS "2" AND "3").

                  4.2.2.1 Material which is in sound and serviceable condition and suitable for use without repair or reconditioning shall be classed as Condition "2" and priced at seventy-five percent (75%) of its original issue price.

                  4.2.2.2  Materials not meeting the requirements of Section
                           4.2.2.1 above, but which can be made suitable for use after being repaired or reconditioned, shall be classed as Condition "3" and priced at fifty percent (50%) of its original issue price. The cost of reconditioning shall also be charged to the Joint Account provided the Condition "3" price, plus cost of reconditioning, does not exceed the Condition "2" price; and provided that Material so classified meet the requirements for Condition "2" Material upon being repaired or reconditioned.

                  4.2.2.3 Material which cannot be classified as Condition "2" or Condition "3", shall be priced at a value commensurate with its use.

                  4.2.2.4 Tanks, derricks, buildings, and other items of Material involving erection costs, if transferred in knocked-down condition, shall be graded as to condition as provided in this Section 4.2.2 of
                           Section IV, and priced on the basis of knocked-down price of like new Material.

                  4.2.2.5 Material including drill pipe, casing and tubing, which is no longer useable for its original purpose but is useable for some other purpose, shall be graded as to condition as provided in this Section
                           4.2.2 of Section IV. Such Material shall be priced on the basis of the current price of items normally used for such other purpose if sold to third parties.

4.3 PREMIUM PRICES. Whenever Material is not readily obtainable at prices specified in Sections 4.1 and 4.2 of this Section IV because of national emergencies, strikes or other unusual causes over which Operator has no control, Operator may charge the Joint Account for the required Material at Operator's actual cost incurred procuring such Material, in making it suitable for use, and moving it to the License Area.

4.4 WARRANTY OF MATERIAL FURNISHED BY OPERATOR. Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

                                    SECTION V
                                    ---------

                              DISPOSAL OF MATERIALS
                              ---------------------

5.1 DISPOSAL. Operator shall be under no obligation to purchase the interest of Non-Operators in new or used surplus Materials. Operator shall have the right to dispose of Materials but shall advise and secure prior agreement of the Operating Committee of any proposed disposition of Materials having an original cost to the Joint Account either individually or in the aggregate of twenty-five thousand U.S. Dollars (U.S. $25,000.00) or more. When Joint Operations are relieved of Material charged to the Joint Account, Operator shall advise each Non-Operator of the original cost of such Material to the Joint Account so that the Parties may eliminate such costs from their asset records. Credits for Material sold by Operator shall be made to the Joint Account in the month in which payment is received for the Material. Any Material sold or disposed of under this Section shall be on an "as is, where is" basis without guarantees or warranties of any kind or nature. Costs and expenditures incurred by Operator in the disposition of Materials shall be charged to the Joint Account.

5.2 MATERIAL PURCHASED BY A PARTY OR AFFILIATE. Material purchased from the Joint Property by a Party or an Affiliate thereof shall be credited by Operator to the Joint Account, with new Material valued in the same manner as new Material under Section 4.2.1 and used Material valued in the same manner as used Material under Section 4.2.2, unless otherwise agreed by the Operating Committee.

5.3 DIVISION IN KIND. Division of Material in kind, if made between the Parties, shall be in proportion to their respective interests in such Material. Each Party will thereupon be charged individually with the value (determined in accordance with the procedure set forth in Section 5.2) of the Material received or receivable by it.

5.4 SALES TO THIRD PARTIES. Material purchased from the Joint Property by third parties shall be credited by Operator to the Joint Account at the net amount collected by Operator from the buyer. If the sales price is less than that determined in accordance with the procedure set forth in
         Section 5.2, then approval by the Operating Committee shall be required prior to the sale. Any claims by the buyer for defective materials or otherwise shall be charged back to the Joint Account if and when paid by Operator.

                                   SECTION VI
                                   ----------

                                   INVENTORIES
                                   -----------

6.1 PERIODIC INVENTORIES - NOTICE AND REPRESENTATION. At reasonable intervals, but at least annually, inventories shall be taken by Operator of all Material on which detailed accounting records are normally maintained. The expense of conducting periodic inventories shall be charged to the Joint Account. Operator shall give Non-Operators written notice at least thirty Days (30) in advance of its intention to take inventory, and Non-Operators, at their sole cost and expense, shall each be entitled to have a representative present. The failure of any Non-Operator to be represented at such inventory shall bind such Non-Operator to accept the inventory taken by Operator, who shall in that event furnish each Non-Operator with a reconciliation of overages and shortages. Inventory adjustments to the Joint Account shall be made for overages and shortages. Any adjustment equivalent to twenty thousand U.S. Dollars (U.S.$20,000.00) or more shall be brought to the attention of the Operating Committee.

6.2 SPECIAL INVENTORIES. Whenever there is a sale or change of interest in the Agreement, a special inventory may be taken by the Operator provided the seller and/or purchaser of such interest agrees to bear all of the expense thereof. In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.

                                   SECTION VII
                                   -----------

                               BUDGETING AND AFES
                               ------------------

7.1      BUDGET PREPARATION.

         7.1.1 EXPLORATION AND APPRAISAL BUDGETS. Each exploration and each appraisal Budget required under Articles 9 and 10 of the Agreement shall include:

                  (i) an estimate in Dollars of the total cost of the relevant Program and a sub-division of such total into each main classification and sub-classification of cost. The estimates for each such classification and sub-classification of cost shall be based on an Accrual Basis for each of the Quarters of the relevant Year or Years;

                  (ii) a schedule of estimated Joint Property warehouse stock movement;

                  (iii)    the amount of any escalation allowance;

                  (iv)     the amount of any contingency allowance;

                  (v) a statement indicating which budget items, if any, are contingent upon the outcome of other budget items such as the testing of Exploration Wells and related salaries and overheads;

                  (vi) an estimate of the timing and value of each AFE and commitment (being contracts or other orders placed or goods purchased) to be made under the Budget;

                  (vii)    an estimate of the total number of man months.

7.1.2 DEVELOPMENT BUDGETS. Each development Budget required under Article 11 of the Agreement shall include:

                  (i) an estimate on an annual basis in Dollars of the total cost of the development and a sub-division of such total into each main classification and sub-classification of cost. The estimate for each such classification and sub-classification of cost shall be phased on an Accrual Basis and shall be shown by Quarter;

                  (ii) the items detailed in paragraphs (ii) to (v) inclusive of Section 7.1.1;

                  (iii) an estimate of the timing and value of the AFEs and commitments to be made under the Budget identifying the total commitments under each main classification of cost in each Quarter of the first Year and the subsequent Year. Operator shall endeavour to provide the timing and estimated commitment for currencies other than Dollars (with the exchange rate used) where such commitment is known;

                  (iv)     an estimate of the total number of man months.

7.1.3 PRODUCTION BUDGETS. Each production Budget required under Article 12 of the Agreement shall be divided into the following sections:

                  (i)      Capital Expenditure

                  (ii)     operating expenditure

                  (iii)    extraordinary expenditure.

                  Each production Budget shall include the items detailed in paragraphs (i) to (vi) inclusive of this Section 7.1.1, and an estimate of the cost to complete projects commencing in the respective Budget year.

7.2. PROCEDURE FOR BUDGET APPROVAL. The procedure for approval of exploration, appraisal, development and production Budgets is provided in Articles 9, 10, 11 and 12 of the Agreement.

7.3 BUDGET APPROVAL AND AFE APPROVAL. Approval of Budgets for exploration, appraisal, development and production provides Operator with general approval of the proposals but does not, subject to Article 5.8 of the Agreement, permit Operator to enter into commitments or incur any expenditures for any item included in the said Budgets for which an AFE is required in accordance with the provisions of the Agreement until such AFE is approved by the Operating Committee or deemed to be approved as hereinafter provided.

7.4.     SUB-DIVISION OF BUDGETS FOR APPROVAL BY AFE AND FOR CONTROL.

         7.4.1 Exploration, appraisal, development and production Budgets shall be divided into separately numbered classifications and sub-classifications of cost to provide a breakdown of the project into work elements in sufficient detail to allow adequate cost allocation and control. Where individual items of expenditure are attributable to more than one such classification or sub-classification such items shall be apportioned on an equitable basis.

         7.4.2 Notwithstanding the above to the extent that such AFE's are required in accordance with the Agreement AFE's for wells included in an exploration or an appraisal Budget shall be issued on a dry hole basis. Estimated testing costs will be provided with such AFE's for information and if testing is required approval will be sought in a telex detailing the testing program. Where an AFE is required this will be followed as soon as possible with a formal AFE for testing.

         7.4.3 Operator may not, without the prior approval of the Operating Committee, transfer sums over US$100,000 between Budget classifications or sub-classifications after Budgets have been approved.

7.5.     AUTHORISATION FOR EXPENDITURE.

         7.5.1 Operator shall request approval of an AFE in accordance with Articles 9, 10, 11 or 12 of the Agreement at a time when the main details of the relevant commitment or expenditure can be ascertained but consistent with giving the Non-Operators twenty-eight (28) days advance notice of the date by which approval is required.

                  If any Non-Operator shall not after fourteen (14) days from the submission of the AFE have given notice to Operator that it approves and votes in favour of the AFE or that it requires such AFE to be formally approved at a meeting of the Operating Committee Operator shall forthwith telex such Non-Operator reminding it of the date by which approval of the AFE is required. An AFE within an approved Program and Budget shall be deemed to be approved by the Operating Committee unless within 28 days of its submission to the Non-Operators any Non-Operator gives notice to Operator that it requires such AFE to be formally approved at a meeting of the Operating Committee.

                  In circumstances beyond its control Operator may reduce the period of twenty-eight (28) days advance notice to such period as may be reasonable. Operator will inform the Non-Operators of such shorter period and the reason therefore when it submits the AFE.

         7.5.2 The AFE will describe the project, state the justification for the items of expenditure, give the estimate of the items of expenditure necessary to complete the project, and give the estimated phasings of such expenditures. Necessary further details to support the estimated cost of the project will be included as attachments to the extent reasonably required by the Non-Operators.

                  Any Party which has voted in favour of an AFE shall sign an AFE Form indicating its authorisation thereof. After approval Operator shall promptly notify the Parties indicating the identity of those Parties whose authorisation have formed part of such approval.

                  Operator shall notify the Parties of a deemed approval of an AFE as soon as such has become effective.

         7.5.3 Approval, or where permitted deemed approval, of an AFE constitutes authority for Operator to enter into any commitment or incur any expenditure properly made in relation to any approved AFE, provided that the whether or not payments in respect of such commitments and expenditure will result in the final cost of such commitments and expenditure exceeding the estimated cost of such AFE, provided that if at any time it becomes apparent that:

                  (i) commitments yet to be made will or are likely to cause the estimated cost to be exceeded; or

                  (ii) expenditure to be incurred under commitments already made will cause the estimated cost to be exceeded by more than 10% or twenty thousand Dollars ($20,000) (whichever is the lower),

                  Operator shall immediately notify the Parties and shall without delay prepare a revised AFE giving the reasons for the increased cost, and shall request approval of the revised AFE and shall not enter into any new commitment in relation to such AFE until the revised AFE has been approved, or where permitted deemed to be approved.

                                  SECTION VIII
                                  ------------

                              OVERRIDING PROVISIONS
                              ---------------------

8.1 GENERAL. Sections 8.2 and 8.3 apply notwithstanding any provision of this Accounting Procedure to the contrary.

8.2 FARMIN AND PARTICIPATION AGREEMENT. No amount shall be payable by AVENUE under the Agreement or this Accounting Procedure for or in connection with the works and operations the subject of clauses 3.2 and
         3.4 of the Farmin and Participation Agreement.

8.3 PRE-AGREEMENT COSTS. No amount shall be payable by AVENUE under the Agreement or this Accounting Procedure in relation to costs, expenditures or liabilities incurred or relating to a period or time prior to the date of the Agreement, all of which shall be borne by AME and ERSAN, as between them equally or in such other proportions as they may agree.

                       * * * * * * * * * * * * * * * * * *